UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
________________________________________________
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
________________________________________________

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ENCORE CAPITAL GROUP, INC.
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ENCORE CAPITAL GROUP, INC.
350 Camino De La Reina, Suite 100, San Diego, CA 92108
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 20, 2019
__________________________________________________________________________________________________________
To Our Stockholders:
We cordially invite you to attend the 2019 annual meeting of stockholders of Encore Capital Group, Inc. Our annual meeting will be held at the JW Marriott Essex House, 160 Central Park South, New York, New York 10019, on June 20, 2019, at 8:00 a.m. Eastern time.
The annual meeting is being held for the following purposes:

1.	To elect nine directors, each for a term of one year;

2.	To approve, in a non-binding vote, the compensation of our named executive officers;

3.	To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019;

4.	To approve an amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of our common stock from 50,000,000 to 75,000,000; and

5.	To transact such other business that may properly come before the meeting.
As resolved by our Board of Directors, stockholders of record at the close of business on April 22, 2019 are entitled to notice of and to vote at the annual meeting or any postponement or adjournment thereof.
We have enclosed a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which includes our audited consolidated financial statements.
This proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, are available at www.proxyvote.com.
Your vote is important. Whether or not you plan to attend the meeting in person, please submit your vote as soon as possible using one of the voting methods described in the attached materials. Submitting your voting instructions by any of these methods will not affect your right to attend the meeting and vote in person should you so choose.

By Order of the Board of Directors,

Ashish Masih
President and Chief Executive Officer
April 29, 2019
San Diego, California

ENCORE CAPITAL GROUP, INC.
350 Camino De La Reina, Suite 100
San Diego, CA 92108
858-309-6442
_______________________________________________________________________________________________________
PROXY STATEMENT
_______________________________________________________________________________________________________
This proxy statement relates to the 2019 annual meeting of stockholders of Encore Capital Group, Inc. (“Encore” or the “Company”), to be held at the JW Marriott Essex House, 160 Central Park South, New York, New York 10019, on June 20, 2019 at 8:00 a.m. Eastern time, or at such other time and place to which the annual meeting may be adjourned or postponed. The enclosed proxy is solicited by our Board of Directors (our “Board”), and is first being mailed and/or made available on or about April 29, 2019 to stockholders entitled to vote at the meeting.

QUESTIONS ABOUT THE MEETING
What is the purpose of the annual meeting?
At our annual meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including (1) the election of nine directors, (2) the approval, by non-binding vote, of the compensation of our named executive officers, (3) the ratification of the selection of BDO USA, LLP as our independent registered public accounting firm and (4) an amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of our common stock from 50,000,000 to 75,000,000. In addition, representatives of BDO USA, LLP will be given an opportunity to make a statement and to respond to questions regarding the audit of our consolidated financial statements.

Who is entitled to vote?
Only stockholders of record at the close of business on the record date, April 22, 2019, are entitled to receive notice of the annual meeting and to vote the shares that they held on that date at the meeting, or any postponement or adjournment of the meeting.
At the close of business on the record date, April 22, 2019, there were 30,966,649 outstanding shares of our common stock, each of which is entitled to cast one vote.

Who can attend the meeting?
All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Others may attend the meeting at our discretion. If you have any questions or wish to obtain directions to attend the annual meeting and to vote in person, please call our Investor Relations representative, at 858-309-6442.

What constitutes a quorum?
The presence at the meeting, in person or represented by proxy, of a majority of the outstanding shares of common stock entitled to vote on the record date will constitute a quorum, which will permit us to hold the annual meeting and conduct business. Proxies received but marked as abstentions, withheld votes and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting. Abstentions include shares present in person but not voting and shares represented by proxy but with respect to which the holder has abstained from voting. Broker non-votes occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that item and has not received instructions from the beneficial owner.

How do I vote by proxy before the meeting?
Before the meeting, you may vote your shares in one of the following three ways if your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company:

•	By internet at www.proxyvote.com;

•	By telephone at 1-800-690-6903; or

•	By mail, if you received a printed copy of the proxy materials, by completing, signing, dating and returning the enclosed proxy card in the postage paid envelope provided.
Please refer to the proxy card for further instructions on voting via the internet and by telephone. Please follow the directions on your proxy card carefully. If your shares are held in a brokerage account in the name of a bank, broker or other nominee (this is called “street name”), then you are the beneficial owner of the shares and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. You have the right to direct your bank or broker on how to vote the shares in your account, and your ability to vote by telephone or via the internet depends on the voting procedures used by your broker. You may receive a separate voting instruction form with this proxy statement, or you may need to contact your broker, bank or other nominee to determine whether you will be able to vote electronically using the internet or telephone.

May I vote my shares in person at the meeting?
Yes. You may vote your shares at the meeting if you attend in person, even if you previously submitted a proxy card or voted by internet or telephone. Whether or not you plan to attend the meeting, however, we encourage you to vote your shares by proxy before the meeting. Please note that if your shares are held in “street name” and you wish to vote at the meeting, you will not be permitted to do so unless you first obtain a legal proxy issued in your name from the broker, bank or nominee that holds your shares.

What if I submit a proxy and then change my mind?
You may revoke your proxy at any time before it is exercised:

•	By filing with the Corporate Secretary of Encore a notice of revocation at the address shown on the first page of this proxy statement;

•	By sending in another duly executed proxy bearing a later date; or

•	By attending the meeting and casting your vote in person.

What are the Board’s recommendations for how I should vote my shares?
If you sign and return your proxy card with voting instructions, the persons named as proxies will vote the shares represented by your proxy in accordance with your instructions. If you sign and return a proxy card but do not fill out the voting instructions on the proxy, the persons named on the proxy card will vote in accordance with the recommendations of our Board. The Board recommends that you vote your shares as follows:
Proposal 1 – FOR the election of the nominated slate of directors for a term of one year.
Proposal 2 – FOR, in a non-binding vote, the compensation of our named executive officers (often called the “Say-On-Pay Vote”).
Proposal 3 – FOR the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.
Proposal 4 – FOR an amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of our common stock from 50,000,000 to 75,000,000.
With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

What vote is required to approve each item?
Election of Directors. Directors shall be elected by a plurality of the votes cast, meaning that the nine nominees who receive the most votes will be elected to our Board. With respect to the election of directors, you may vote “For All,” “For All Except” or “Withhold All” for the nominees for the Board. A properly executed proxy marked to withhold authority with respect to the election of one or more directors will have no effect on the proposal to elect the directors other than that it will be counted for purposes of determining whether there is a quorum present at the annual meeting. Notwithstanding the foregoing, we have adopted a Majority Voting Policy that is described on page 11 of this proxy statement.
Amendment of our Certificate of Incorporation. The proposal regarding an amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock requires the affirmative vote of the majority of shares voting for or against the amendment at the annual meeting. Abstentions and broker non-votes will not be counted as votes cast and will not be counted in determining the number of shares necessary for approval.
Other Items. For each other item, the affirmative vote of the majority of the shares voting for or against, represented in person or by proxy, on the item will be required for such item’s approval, meaning that a majority of votes cast must be voted “For” the proposal for it to be approved. With respect to any proposal other than the election of directors, you may vote “For,” “Against” or “Abstain.” A properly executed proxy marked “Abstain” with respect to any such matter will not be voted and will not be counted in determining the number of shares necessary for approval, although it will be counted for purposes of determining whether there is a quorum.
Effect of Broker Non-Votes. If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

Who pays for the cost of this proxy solicitation?
We will bear the cost of solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding common stock. In addition to the solicitation of proxies by mail, our officers, directors and employees may solicit proxies in person, by telephone or by facsimile, none of whom will receive additional compensation for those services.

How many annual reports and proxy statements are delivered to the same address?
If you and one or more of our other stockholders share the same address, it is possible that only one annual report and proxy statement was delivered to your address unless we have received contrary instructions from one or more of the stockholders. This is known as “householding.” Any registered stockholder who wishes to receive separate copies of an annual report or proxy statement at the same address now or in the future may: (1) call Encore at 858-309-6442 or toll free at 1-800-579-1639 or (2) mail a request to receive separate copies to: Encore Capital Group, Inc., 350 Camino De La Reina, Suite 100, San Diego, CA 92108, Attention: Corporate Secretary, and we will promptly deliver the annual report and/or proxy statement to you. Stockholders who own our common stock through a broker and who wish to receive separate copies of an annual report and proxy statement should contact their brokers directly. Stockholders currently receiving multiple copies of an annual report and proxy statement at a shared address and who wish to receive only a single copy in the future may direct their request to the same phone number or address listed above.

CORPORATE GOVERNANCE

Board Meetings and Committees
The Board met 18 times during 2018 and otherwise acted by unanimous written consent. In 2018, each incumbent director attended at least 75% of the aggregate number of meetings of the Board and meetings of committees of the Board on which he or she served, in each case held during such director’s period of service.
In 2018 the Board had five standing committees: the Audit Committee; the Compensation Committee; the Consumer Experience and Compliance Committee (“CECC”); the Nominating and Corporate Governance (“NCG”) Committee; and the Risk and Information Security Committee (“RISC”). The members of our Board, the composition of the Board’s standing committees and the number of meetings held in 2018 are reflected in the table below.

Name	Board	Audit	Compensation	CECC(1)	NCG	RISC(1)
Ash Gupta	●		●		●	●
Wendy G. Hannam	●	●		●	●
Michael P. Monaco	●	●
Laura Newman Olle(2)	●		●	●	●
Francis E. Quinlan	●		●		●	●
Norman R. Sorensen	●	●				●
Richard J. Srednicki	●		●	●
Richard P. Stovsky(2)	●	●				●
Ashish Masih	●
Number of Meetings	18	10	6	4	5	4
● Chair           ● Member
_______________________________________

(1)	As discussed below in the section titled “2019 Board Committee Structure,” in 2019 the CECC was combined with the RISC to form a newly constituted Risk Committee.

(2)
In August 2018, Mr. Stovsky was appointed to the Board, the Audit Committee and RISC. Also in August 2018, as a result of the addition of Mr. Stovsky, the Board appointed Ms. Olle to the Compensation Committee and removed her from the Audit Committee.

Our Board has adopted written charters for each of its standing committees and each of those written charters is available on our website at www.encorecapital.com. Click on “Investors,” then “Corporate Governance” and then the respective committee charters. The standing committees each assess the adequacy of their charters annually. Information contained on our website is not incorporated by reference in, or considered to be a part of, this proxy statement.
Audit Committee. We have a standing Audit Committee that is responsible for assisting the Board in oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company.
Among other things, the Audit Committee has the authority and responsibility under its charter to:

•	appoint our independent auditors and regularly review their performance and internal control procedures and material issues raised by our independent auditors;

•	approve audit and non-audit services and fees;

•
review and approve the internal audit function, including the charter, the effectiveness of internal audit, the internal audit plan, and results of internal audits as they relate to finance and accounting;

•	review and evaluate our financial statements, accounting principles and system of internal controls regarding finance and accounting;

•	review and evaluate reports from the independent auditors concerning all critical accounting policies and practices used by the Company;

•	establish procedures for receiving and responding to complaints or concerns regarding our internal controls or other auditing matters;

•
support the Board by primarily overseeing those risks that may directly or indirectly affect the Company’s financial statements, including the areas of financial reporting, internal controls and compliance with public reporting requirements;

•	review and approve related person transactions; and

•	consider other appropriate matters regarding our financial affairs.
Compensation Committee. The Compensation Committee is responsible for discharging the responsibilities of the Board with respect to the compensation of our executive officers, administering our equity-based plans and periodically reviewing compensation and equity-based plans, with authority to adopt such plans.
Among other things, the Compensation Committee has the authority and responsibility under its charter to:

•	periodically review and approve our policies on executive compensation, benefits and perquisites, including incentive cash compensation plans, or other forms of executive incentives;

•	annually review and, as required, vote in executive session to set the compensation, benefits and perquisites of the Chief Executive Officer (“CEO”), who serves as our principal executive officer;

•
annually review and, as required, vote in executive session to set the compensation, benefits and perquisites of all executive officers to satisfy the Compensation Committee that there is equity in the compensation practices and general integrity in conforming to approved plans and policies;

•	review and evaluate the compensation and benefits for non-employee directors and, if appropriate, recommend changes to the Board; and

•
consider, approve and administer our incentive compensation plans and equity-based plans in which directors, the CEO, other executive officers and other employees and key consultants may be participants.

The Compensation Committee may delegate any of its responsibilities to subcommittees or any committee member, except that it shall not delegate its responsibilities for any matters that involve executive or director compensation or any matters where it has determined such compensation is intended to comply with Section 162(m) by virtue of being approved by a committee of “outside directors” or is intended to be exempt from Section 16(b) under the Securities Exchange Act of 1934 pursuant to Rule 16b-3 by virtue of being approved by a committee of “non-employee directors.”
The Compensation Committee may delegate its responsibilities with respect to the administration of the incentive compensation, equity compensation, deferred compensation, and employee pension and welfare benefit plans to the Company’s officers and employees, as consistent with applicable law, who may also utilize the services of third-party administrators, record keepers, consultants, and other service providers.
The Compensation Committee sets performance goals and objectives for the executive officers, evaluates their performance with respect to those goals, sets the executive officers’ compensation based upon the evaluation of their performance and approves all employment and severance related agreements with such executives. In evaluating executive officer compensation, the Compensation Committee may retain the services of compensation consultants and considers recommendations from the CEO with respect to goals and compensation of the other executive officers. The Compensation Committee also periodically reviews compensation for non-employee directors.
The CEO is not present when the Compensation Committee reviews and establishes the compensation, benefits and perquisites of the CEO. Although the CEO generally makes recommendations to the Compensation Committee with respect to executive compensation decisions, including base salaries, cash incentive bonuses and equity-based awards, the Compensation Committee has in the past determined compensation, benefits or perquisites that were different from those recommended by the CEO.
The Compensation Committee approves all grants of equity-based awards to executives. The Board and the Compensation Committee has delegated authority to the CEO to approve grants of equity awards to non executive employees, subject to share and grant date fair value limitations and subject to continued oversight by the Compensation Committee. Equity award grants to executives are determined based on a periodic review by the Compensation

Committee regarding appropriate incentives, with recommendations typically originating from the CEO based on each executive’s individual performance, consistent with the criteria established in the long-term incentive program adopted by the Compensation Committee.
The Compensation Committee has the specific authority to hire outside advisors and consultants in its discretion at our expense. The Compensation Committee engaged Frederic W. Cook & Co., Inc. (“FW Cook”) to provide comprehensive executive compensation consulting advice. A more detailed description of FW Cook’s activities for the Compensation Committee is provided in the Compensation Discussion and Analysis section of this proxy statement.
Consumer Experience and Compliance Committee. In 2018 we had a standing Consumer Experience and Compliance Committee that assisted the Board in fulfilling its oversight responsibilities over our compliance policies and practices, and ensuring an appropriate consumer experience as envisioned in our Consumer Bill of Rights. As discussed below in the section titled “2019 Board Committee Structure,” in 2019 the CECC was combined with RISC to form a newly constituted Risk Committee. In 2018 the CECC had oversight over matters of non-financial compliance, with emphasis on those areas that define the consumer experience, primarily for our U.S focused operations. These areas included our overall compliance programs, policies and procedures; significant legal or regulatory compliance exposure; and material reports or inquiries from government or regulatory agencies.
Among other things, the CECC had the authority and responsibility under its charter to:

•
monitor, review and approve our Compliance Management System (“CMS”) framework, including compliance-related controls, assessment processes, staffing, audit plans, CMS reporting and compliance policies;

•
ensure that our CMS is maintained in a manner that is suitable, effective and proportionate to the nature, scale, and complexity of the risks involving consumers inherent in our business, considering, among other things, industry risk profiles and regulatory requirements;

•
review with our Chief Compliance Officer or other members of management as appropriate (1) results of internal audits related to compliance reviews and any significant findings, (2) periodic reports regarding an assessment of internal controls, and (3) reports concerning any difficulties encountered during compliance audits;

•
review with our Chief Compliance Officer or other members of management as appropriate material reports or inquiries from government or regulatory agencies that raise potentially significant issues regarding regulatory compliance and consumer experience, and overseeing management’s response to those reports or inquiries;

•
review with our Chief Compliance Officer or other members of management as appropriate the status of compliance with federal and state laws and regulations and internal policies, procedures and controls; and

•	oversee the processes by which we train or otherwise communicate compliance obligations to key stakeholders, including employees, agents, affiliates, and key third-party vendors.
Nominating and Corporate Governance Committee. The function of the Nominating and Corporate Governance Committee is to consider and recommend qualified candidates for election as directors of the Company, to make recommendations to the Board regarding the size and composition of the Board and to develop and recommend to the Board matters related to corporate governance.
Among other things, the NCG Committee has the authority and responsibility under its charter to:

•	make recommendations to the Board concerning the size and composition of the Board;

•	identify, screen and evaluate proposed candidates for the Board;

•	to the extent deemed appropriate, retain third party search firms or other advisors to identify and evaluate director nominee candidates;

•	recommend to the Board nominees to fill vacancies on the Board;

•	annually review the Board committee structure and recommend to the Board for its approval directors to serve as members of each committee;

•	recommend to the Board a process to review the effectiveness of the Board and its members, and to oversee that review process;

•	develop and recommend to the Board a succession plan for the CEO role, and periodically to review that succession plan;

•	make recommendations to the Board regarding governance matters, including, but not limited to, the Company’s certificate of incorporation, bylaws, and the charters of the Board’s other committees; and

•	develop, oversee, and periodically update as necessary, an orientation program for new directors and a continuing education program for current directors.
Prior to each annual meeting of stockholders, the NCG Committee identifies nominees to serve on the Board by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination. The NCG Committee or the Board decides whether to nominate a member for re-election based on considerations, including, but not limited to, the value of continuity of service by existing members of the Board and the desired size and composition of the Board. The NCG Committee may from time to time identify new nominees for the Board based on the desired skills and experience of a new nominee considering the criteria described below. Current members of the NCG Committee, the Board and management are polled for suggestions as to individuals meeting the desired criteria. Third party search firms or other advisors may also be retained to identify qualified individuals.
The NCG Committee has not set specific minimum qualifications or criteria for nominees and we do not have a formal diversity policy. The NCG Committee evaluates the entirety of a nominee’s credentials and considers a broad range of factors in evaluating prospective director nominees, including the following:

•	the appropriate size of the Board;

•
a candidate’s knowledge, skills and experience, including experience in business, finance, technology, credit, strategy, asset and capital allocation, accounting or administration, considering prevailing business conditions, the needs of the Company and the knowledge, skills and experience already possessed by other members of the Board;

•	whether a candidate is “independent,” as defined by NASDAQ Listing Rules and other applicable rules, and whether circumstances exist that may create the appearance of a conflict of interest;

•	a candidate’s familiarity with accounting rules and practices applicable to our business;

•	a candidate’s international business experience;

•	a candidate’s character, integrity and reputation for working constructively with others;

•	whether a candidate has sufficient time available to devote to the duties of a director of the Company;

•
the desire to assemble a Board that is strong in its collective knowledge and has a diversity of skills, viewpoints and experience with respect to accounting and finance, management and leadership, vision and strategy, business operations, business judgment, industry knowledge and corporate governance;

•	the importance of maintaining productive working relationships among the Board members and between the Board and management for the benefit of all stockholders; and

•	recognition of both the considerable benefit of continuity and the fresh perspective provided by the periodic introduction of new members and retirement of current members.
The NCG Committee assesses the effectiveness of its efforts when it evaluates the Board’s composition as a part of the annual nomination process.
The NCG Committee will consider stockholder nominations for directors submitted in accordance with the procedure set forth in Section 3.14 of our Bylaws. The committee will consider each candidate equally based on the factors listed above, regardless of whether the candidate is recommended by a stockholder for election to our Board or is recommended by a member of the Board or a third-party search firm. The procedures for stockholder nominated director candidates provide that a notice relating to the nomination in connection with an annual meeting must be timely given in writing to: Encore Capital Group, Inc., Attention: Corporate Secretary, 350 Camino De La Reina, Suite 100, San Diego, CA 92108. To be timely, the notice must be delivered within the time period described in the “Stockholder Proposals and Nominations” section of this proxy statement. Such notice must be accompanied by the nominee’s written consent to serve if elected, must contain information relating to the business experience and background of the nominee and provide information with respect to the nominating stockholder and persons acting in concert with the nominating stockholder and otherwise comply with the requirements outlined in our Bylaws.
Risk and Information Security Committee. In 2018 we had a standing Risk and Information Security Committee that was responsible for assisting the Board in oversight of (1) internal controls designed to protect information and proprietary assets, and (2) our risk governance structure, including the Enterprise Risk Management framework, risk policies and risk tolerances. As discussed below in the section titled “2019 Board Committee Structure,” in 2019 the CECC was combined with RISC to form a newly constituted Risk Committee.
Among other things, RISC had the authority and responsibility under its charter to:

•
review with our Chief Information Officer and management policies pertaining to information security and cyber threats, taking into account the potential for external threats, internal threats and threats arising from transactions with third parties and vendors;

•
review with our Chief Information Officer our framework to prevent, detect, and respond to cyber attacks or breaches, as well as identify areas of concern regarding possible vulnerabilities and best practices to secure points of vulnerability;

•
review with our Chief Information Officer policies and frameworks relating to access controls, critical incident response plans, business continuity and disaster recovery, physical and remote system access, and perimeter protection of information technology assets

•	review with management programs to educate employees about relevant information security issues and policies with respect to information security generally;

•	review and approve our risk governance structure, including the Enterprise Risk Management framework, key risk policies and critical risk tolerances;

•
discuss with management and our Chief Risk Officer our major risk exposures and review the steps management has taken to monitor and control those exposures, including our risk assessment and risk management policies; and

•	review our internal audit work plan to ensure alignment with identified risks and risk governance needs.

2019 Board Committee Structure
As part of its review of the Board committee structure, the NCG Committee recommended that the Board combine the CECC and the RISC to form a newly constituted Risk Committee that is responsible for reviewing and approving our risk governance structure, including the Enterprise Risk Management framework, key risk policies and critical risk tolerances, including risks related to both compliance and information security. The Board approved the proposed changes to the committees effective March 1, 2019. As a result the Board’s committees and membership are as follows:

Name	Board	Audit	Compensation	NCG	Risk
Ash Gupta	●		●		●
Wendy G. Hannam	●	●			●
Michael P. Monaco	●	●
Laura Newman Olle	●		●	●
Francis E. Quinlan	●		●		●
Norman R. Sorensen	●	●		●
Richard J. Srednicki	●		●	●
Richard P. Stovsky	●	●			●
Ashish Masih	●
● Chair           ● Member

Other Corporate Governance Matters
Director Independence.  The Board has determined that all members of the Board other than Mr. Masih are “independent directors” within the meaning of NASDAQ listing standards. During its independence review, the Board considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries, affiliates and significant stockholders. The Board also examined transactions and relationships between directors or their affiliates and members of the Company’s senior management or their affiliates. The Board has determined that each member of the Board’s Audit, Compensation, and NCG Committees is independent (or similarly designated) based on the Board’s application of the standards of NASDAQ, the Securities and Exchange Commission (the “SEC”) or the Internal Revenue Service (the “IRS”), as appropriate for such committee membership.
Annual Board and Committee Evaluations. Our Board conducts an annual self-evaluation aimed at enhancing its effectiveness. As part of the evaluation, each director completes a written questionnaire that is designed to gather suggestions for improving Board effectiveness and to solicit feedback on a range of issues, including Board operations, Board and committee structure, the flow of information from management, and agenda topics. The feedback received from the questionnaires is discussed during an evaluation session to determine what actions, if any, could further enhance the operations of the Board and its committees. Each of our standing committees also conducts its own annual self-evaluation, which includes a written questionnaire and evaluation session led by the respective committee chairs.
The NCG Committee annually appraises the framework for our Board and committee evaluation processes.
Audit Committee Financial Expert.  The Board has determined that each of Messrs. Stovsky, Monaco, and Sorensen qualifies as an “audit committee financial expert,” as defined in SEC regulations, and also possesses the financial sophistication and requisite experience as required under NASDAQ listing standards.
Board Leadership Structure.  The Board evaluates its leadership structure on an ongoing basis according to what the Board considers to be best for the Company at any given point in time. Currently, we separate the roles of non-executive Chairman and CEO. The Board believes that having a separate non-executive Chairman and CEO provides an effective leadership model for the Company and provides the benefit of the distinct abilities and experience of both the non-executive Chairman and CEO.
Our non-executive Chairman, Michael P. Monaco, provides overall leadership to the Board in its oversight function. Our CEO, Ashish Masih, is responsible for setting the strategic direction for the Company and the day-to-

day leadership and overall operating performance of the Company. We believe the separation of offices ensures the independence of the Board and allows Mr. Monaco to focus on managing Board matters and Mr. Masih to focus on managing our business. Having the CEO serve on our Board ensures that the Board contains the individual most familiar with the Company’s business and industry and promotes open communication between management and our directors. The CEO provides advice and recommendations to the full Board for the Board’s consideration. The Board’s role in the risk oversight process has no effect on its leadership structure discussed above.
Code of Ethics.  The Board has adopted a code of ethics entitled the “Standards of Business Conduct” applicable to our directors and all employees and officers of the Company, including our principal executive officer, principal accounting officer and principal financial officer. A copy of the Standards of Business Conduct is available on our website at www.encorecapital.com. Click on “Investors,” then “Corporate Governance” and then “Standards of Business Conduct.” We may post amendments to or waivers of the provisions of the Standards of Business Conduct, if any, made with respect to any of our directors and executive officers on that website, unless otherwise required by NASDAQ listing standards to disclose any waiver in a Current Report on Form 8-K. Please note that the information contained on our website is not incorporated by reference in, or considered to be a part of, this proxy statement.
Risk Oversight.  Our management has day-to-day responsibility for identifying risks and assessing them in relation to Company strategies and objectives; implementing suitable risk mitigation plans, processes and controls; and appropriately managing risks in a manner that serves the best interests of the Company and its stockholders. While the Board has retained the responsibility for general oversight of risks and of the Company’s Enterprise Risk Management (“ERM”) program, the Board’s standing committees support the Board by regularly addressing various risks in their respective areas of oversight.

•
RISC assisted the Board by overseeing and reviewing the Company’s risk governance structure, including the ERM program (which includes risk tolerance), and internal controls to protect Company information and proprietary assets, and the CECC assisted by overseeing the Company’s compliance policies and practices, as embodied in the Company’s compliance management system. The Risk Committee will now assist with oversight of these areas. The Company’s various operating subsidiaries also have general corporate governance structures and, depending on their operations and market, have also established board committees or processes to manage risk and compliance relative to their specific operations.

•
The Audit Committee primarily oversees those risks that may directly or indirectly affect our financial statements, including the areas of financial reporting, internal controls and compliance with public reporting requirements. The Audit Committee also assists the Board by overseeing and reviewing the internal audit function.

•	The Compensation Committee assists the Board in fulfilling its risk management oversight responsibilities associated with risks arising from employee compensation policies and practices.

•	The NCG Committee oversees risks related to corporate governance matters and processes. The committee also oversees risk related to succession planning for the Company’s executives.
Each standing committee routinely provides reports to the full Board at regular meetings concerning the activities of the committee and actions taken by the committee since the last regular meeting.
Communications with Directors.  We have not adopted a formal process for stockholder communications with the Board. Given our size, the Board does not deem it necessary to formally adopt a written policy regarding stockholder communications. Stockholders, however, can contact the Board or an individual director by writing to: Board of Directors, Encore Capital Group, Inc., 350 Camino De La Reina, Suite 100, San Diego, CA 92108, Attention: Corporate Secretary. Absent unusual circumstances or as contemplated by committee charters, communications received in writing are distributed to members of the Board as appropriate depending on the facts and circumstances outlined in the communication received.
Outside Advisors.  The Compensation Committee has engaged FW Cook to assist it in carrying out the Company’s executive compensation programs. The Compensation Committee has assessed the independence of FW Cook pursuant to SEC rules and determined that FW Cook is independent and its respective work for the Compensation Committee does not raise any conflict of interest.  In addition, various committees of the Board may hire outside legal counsel from time to time to provide additional advice.

Executive Sessions of Independent Directors.  Independent Board members meet without management present following regularly scheduled Board meetings or at any other time deemed appropriate by the Board.
Policy Regarding Directors’ Attendance at Annual Meetings.  We encourage directors to attend our annual meeting, but we do not have a policy that requires the attendance of all directors at our annual meeting. Each of our current directors who was a director at the time attended the 2018 annual meeting.
Majority Voting Policy.  The Company has adopted a Majority Voting Policy, which states that in an uncontested election (i.e., an election where the only nominees are those recommended by the Board), any nominee for director who receives a greater number of votes “withheld” from election than votes “for” such election shall promptly tender a resignation to the Board for consideration.
The NCG Committee shall promptly consider the resignation offer and recommend to the Board action with respect to the tendered resignation, which may include (1) accepting the resignation, (2) maintaining the director but addressing the underlying cause of the “withheld” votes, (3) determining not to renominate the director in the future, (4) rejecting the resignation or (5) any other action the NCG Committee deems to be appropriate and in the best interest of the Company. In considering what action to recommend with respect to the tendered resignation, the NCG Committee will take into account all factors deemed relevant, including without limitation, any stated reasons why stockholders “withheld” votes for election from such director, the length of service and qualifications of the director whose resignation has been tendered, the overall composition of the Board, the director’s contributions to the Company, the mix of skills and backgrounds of the directors and whether accepting the tendered resignation would cause the Company to fail to meet any applicable requirements of the SEC or the NASDAQ Stock Market.
The Board will act on the NCG Committee’s recommendation no later than 90 days following certification of the stockholder vote.
Following the Board’s decision on the NCG Committee’s recommendation, the Company will promptly disclose the Board’s decision with respect to the tendered resignation and will provide a description of the process by which the decision was reached in a Current Report on Form 8-K filed with the SEC.
Except in certain special circumstances, any director who tenders a resignation pursuant to this provision shall not participate in the NCG Committee review and recommendation process or the Board’s consideration regarding the action to be taken with respect to the tendered resignation.
To the extent that one or more directors’ resignations are accepted by the Board, the NCG Committee will recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board.

ELECTION OF DIRECTORS (PROPOSAL NO. 1)

General
Our Board currently consists of nine members, each with a term expiring at the 2019 annual meeting. The NCG Committee of the Board has recommended, and the Board has nominated, the following incumbent directors for election at the 2019 annual meeting: Michael P. Monaco, Ash Gupta, Wendy G. Hannam, Laura Newman Olle, Francis E. Quinlan, Norman R. Sorensen, Richard J. Srednicki, Richard P. Stovsky and Ashish Masih.
If any nominee named below is unable or declines to serve as a director, the Board may change the number of seats on the Board or may designate an alternate nominee to fill the vacancy. If a substitute nominee is named, the proxy holders will vote the proxies held by them for the election of such person, unless contrary instructions are given. We are not aware of any nominee who will be unable or will decline to serve as a director. The term of office for each person elected as a director continues until the next annual meeting of stockholders or until his or her successor has been elected and qualifies.

Required Vote
Subject to the Majority Voting Policy described above, if a quorum is present and voting, the nine nominees receiving the highest number of votes will be elected to the Board.

The Board of Directors recommends a vote FOR the election of each of the director nominees.

Director Nominees
Set forth below is certain biographical information about each of our nominees to the Board.

Name	Age	Position(s)
Michael P. Monaco	71	Non-Executive Chairman and Director
Ashwini (Ash) Gupta	66	Director
Wendy G. Hannam	59	Director
Laura Newman Olle	66	Director
Francis E. Quinlan	70	Director
Norman R. Sorensen	73	Director
Richard J. Srednicki	71	Director
Richard P. Stovsky	61	Director
Ashish Masih	53	President, Chief Executive Officer and Director
MICHAEL P. MONACO. Mr. Monaco has served as a director since August 2014. He served as a Senior Advisor to FTI Consulting, Inc. from July 2017 to April 2018. He served as the Senior Managing Director at CDG Group, LLC, a New York-based firm specializing in restructurings, mergers and acquisitions and crisis and turnaround management from 2002 until CDG Group, LLC was acquired by FTI Consulting, Inc. in July 2017. He previously served as Chairman and Chief Executive Officer of Accelerator, LLC, a provider of outsource services, from 2000 to 2002. He served as a Vice Chairman of Cendant Corporation from 1996 to 2000. In addition, Mr. Monaco served as the Executive Vice President and Chief Financial Officer of the American Express Company from 1990 to 1996. He was previously a director of iPayment, Inc., a leader in the payment processing industry, and the International Securities Exchange. Mr. Monaco also previously served as a director of I.D. Systems, Inc., a publicly traded company, from 2002 to June 2014. Mr. Monaco is also a Certified Public Accountant. His additional qualifications to serve on the Board include experience in public company accounting, risk management, disclosure, and financial system management, leadership experience in the financial services industry, and service as a public company director.
ASH GUPTA. Mr. Gupta has served as a director since September 2015. Mr. Gupta retired from American Express Company in March 2018 after 40 continuous years of service as an executive officer, including serving as President - Global Credit Risk & Information Management from 2016 to 2018. Previously, he was the company’s Chief

Risk Officer and was instrumental in successfully guiding American Express through the Great Recession. He is currently, a board member and chair for Corridor Platforms Inc., and a board member for Nova Credit. In addition, he is a board advisor to MAPR technologies, H2O.ai, Biz2Credit, Nexus Venture Partners, Advent International (deal advisor) and Global Consulting firm Oliver Wyman. Mr. Gupta earned an MBA from Columbia University and a bachelor’s degree in Engineering from Indian Institute of Technology (IIT), Delhi. He serves on the non-profit board of Big Brothers Big Sisters of New York and on the advisory board of South Asian Youth Action (SAYA!). Mr. Gupta’s qualifications to serve on the Board include his significant experience as an executive officer of a public international finance company and his experience related to risk and information management.
WENDY G. HANNAM. Ms. Hannam has served as a director since September 2015. Ms. Hannam retired from Scotiabank, an international Canadian bank and a leading financial services provider in North America, Latin America and parts of Asia, in 2014. Ms. Hannam joined Scotiabank in 1983 and held positions of increasing responsibility, most recently as Executive Vice President, International Retail Banking from 2009 to 2012 and Executive Vice President, Latin America from 2012 until she retired. Ms. Hannam holds an MBA from the University of Toronto. She is also a graduate of the Advanced Management Programme at the European Institute of Business (INSEAD) and the ICD-Rotman Directors Education Program. She serves on the Independent Review Committee of BMO Asset Management Inc, and on the board of the Royal Conservatory of Music. Ms. Hannam was named one of Canada’s 100 Most Powerful Women 2007-2010, and was named to the Latinvex Top 100 Business Women in Latin America in 2013. Ms. Hannam’s qualifications to serve on the Board include her substantial experience in international financial services and operations in regulated industries.
LAURA NEWMAN OLLE. Ms. Olle has served as a director since February 2014. Ms. Olle retired from Capital One Financial Corporation, a publicly traded bank holding company specializing in credit cards, home loans, auto loans, banking and savings products, in 2007, where she served as Chief Enterprise Risk Officer. She joined Capital One in 1999 as Senior Vice President of Information Technology Systems Development. Prior to Capital One, Ms. Olle served as Senior Vice President of Information Systems and Services at Freddie Mac. She has also previously held key information technology positions at the Marriott Corporation and worked as a management consultant at Arthur Young and Company. Ms. Olle serves as a board member of Morgan Stanley Private Bank (MSPBNA). Ms. Olle is a former Certified Public Accountant. Ms. Olle’s qualifications to serve on the Board include broad experience developing and overseeing enterprise risk management, interacting with regulatory authorities and information technology programs at complex financial institutions.
FRANCIS E. QUINLAN. Brigadier General Francis E. Quinlan, United States Marine Corps (Ret.) has served as a director since September 2011. Mr. Quinlan has practiced law for over thirty years, most recently at Newmeyer & Dillion LLP since May 2011. Before entering the practice of law, he was an agent with the Federal Bureau of Investigation. As a Marine reserve officer, he performed active duty in command positions at the Squadron, Air Group, Air Wing, Marine Expeditionary Force levels of the United States Marine Corps, and in Joint Force billets with United States Transportation Command and US Central Command. He has served as a board director and chairman of the audit committee of Irvine Company LLC since September 2002, is a former member of the Board of Directors of the California State Compensation Insurance Fund and was the Fund’s founding audit committee chairman; was the chairman of the audit committees of Santa Fe Trust, Inc. and its sister company, Independent Trust Company of America, LLC and continues as a member of the board of the latter after merger. Prior to joining the Encore board he served on the audit committee of Convoke Systems, Inc., an entity that provides software services to the debt buying industry. He is Emeritus General Counsel and former audit committee chairman of the Marine Corps University Foundation, Inc. Board of Trustees and recently joined the Board of Directors of the Marines’ Memorial Association, Inc. of San Francisco and serves on its audit committee. In addition, Mr. Quinlan is a member of the executive committee of the University of California, Irvine Cybersecurity Research and Policy Institute as well as that university’s Law School Board of Visitors. Mr. Quinlan holds a Master of Laws in Taxation, has represented major financial institutions in matters ranging from governance and compliance to cybersecurity and has conducted and directed complex financial, tax, Foreign Corrupt Practices Act, internal fraud and national security investigations in his civilian and military careers. His additional qualifications to serve on the Board include financial forensic accounting training with the Federal Bureau of Investigation, completion of information operations, cybersecurity and inter-agency professional schools at the national level and corporate network security programs involving multi-national enterprises.
NORMAN R. SORENSEN. Mr. Sorensen has served as a director since December 2011. Mr. Sorensen is the former Chairman of the International Insurance Society. Previously, he was Chairman of the International Advisory Council of Principal Financial Group. He was Chairman of Principal International, serving from 2011 to 2012, and President and CEO of International Asset Management and Accumulation of the Principal Financial Group, serving from 2001 to 2011. He had served as Executive Vice President of both Principal Financial Group, Inc. and Principal

Life Insurance Company since 2007, as well as held several other senior management positions since 1998. Mr. Sorensen served as a senior executive of American International Group, Inc. (insurance services) from 1989 to 1997. He is also a former Chairman of DE Master Blenders. Mr. Sorensen served on the board of Insperity, Inc., a public company, from March 2015 to May 2018. Mr. Sorensen also serves as Chairman of the Board of Codere S.A., a publicly-listed Spanish company. Mr. Sorensen’s qualifications to serve on the Board include his experience as an executive officer of an international financial services and asset management company, with responsibility over international operations and oversight over asset management and financial services functions and multiple divisional chief financial officers. He has also served as an executive officer of several publicly traded companies.
RICHARD J. SREDNICKI. Mr. Srednicki has served as a director since February 2014. Mr. Srednicki retired from JPMorgan Chase & Co., a publicly traded multinational banking and financial services holding company, in 2007 following seven years as Chief Executive Officer of Chase Card Services and a member of the JPMorgan Chase Operating and Executive Committees. Prior to Chase Card Services, he was President of the Home Services Division at Sears Roebuck & Co., President of AT&T Universal Card Services, General Manager of Citibank Germany, General Manager of Citibank Card Services USA and a Senior Product Manager at Colgate Palmolive Company. He previously served as a board member of Alliance Bank of Arizona and the Affinion Group, Inc. Mr. Srednicki’s qualifications to serve on the Board include his substantial experience in the financial services industry with other highly regulated companies and service on other financial industry boards.
RICHARD P. STOVSKY. Mr. Stovsky has served as a director since August 2018.  Mr. Stovsky retired from PricewaterhouseCoopers LLP in June 2018. Mr. Stovsky joined PwC in August 1983, and held positions of increasing responsibility, most recently as Vice Chairman.  Mr. Stovsky serves on several non-profit organization Boards of Directors/Trustees including The Cleveland Orchestra, The 50 Club of Cleveland Executive Committee, The Cleveland Museum of Art Executive Committee, Bluecoats of Cuyahoga County Executive Committee and University School. Mr. Stovsky is a Certified Public Accountant. Mr. Stovsky’s qualifications to serve on the Board include his experience as a certified public accountant, and his substantial experience in providing tax and overall business advice in a variety of industries.
ASHISH MASIH. Mr. Masih has served as a director and our President and Chief Executive Officer since June 2017. He had previously served as Executive Vice President and President of Midland Credit Management from November 2016 until June 2017, Executive Vice President, U.S. Debt Purchasing and Operations from February 2014 until November 2016 and Senior Vice President, Legal Collections Operations from 2010 until February 2014. Mr. Masih joined the Company in 2009, serving as Senior Vice President, Corporate Development. From 2001 until joining the Company, Mr. Masih was employed at Capital One Financial Corporation where he held senior roles in the Collections & Recoveries functions in the credit card business and was also chief financial officer and head of analytics for a business unit of Capital One. Prior to joining Capital One, Mr. Masih was an Associate Principal at McKinsey & Company and a Manager at KPMG Consulting. Mr. Masih earned an MBA from The Wharton School of the University of Pennsylvania, a Master of Science in Manufacturing Systems Engineering from Lehigh University and a bachelor’s degree in Mechanical Engineering from the Indian Institute of Technology, New Delhi, India.

EXECUTIVE OFFICERS
Set forth below is certain biographical information about each of our current executive officers. Executive officers are appointed by the Board and serve at the discretion of the Board.

Name	Age	Position(s)
Ashish Masih	53	President and Chief Executive Officer
Jonathan C. Clark	60	Executive Vice President, Chief Financial Officer and Treasurer
Ryan B. Bell	40	Executive Vice President, Chief Operating Officer, Midland Credit Management
Gregory L. Call	52	Executive Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary
Kenneth J. Stannard	53	Chief Executive Officer of the Cabot Credit Management Group
ASHISH MASIH. For biographical information, see Election of Directors (Proposal No. 1) above.
JONATHAN C. CLARK. Mr. Clark has served as our Executive Vice President, Chief Financial Officer and Treasurer since February 2015. Mr. Clark served as Chief Financial Officer of Midland Credit Management, Inc. (“MCM”), the Company’s domestic operating subsidiary, since October 2014. Prior to that, Mr. Clark’s most recent role was Executive Vice President and Chief Financial Officer of SLM Corporation, a publicly traded company more commonly known as Sallie Mae, where he served in such capacity from January 2011 until March 2013. Sallie Mae’s primary business was to originate, service, and collect on student loans. He previously served in various other executive capacities at Sallie Mae beginning in 2008. Prior to joining Sallie Mae, Mr. Clark served in various capacities, most recently as Managing Director, at Credit Suisse Securities (USA) LLC, an investment bank, from 2000 to 2007 after having served in various executive roles at Prudential Securities, The First Boston Corporation, and a variety of other companies during his career. Mr. Clark received his bachelor’s degree in economics from the University of Virginia in 1981 and his MBA from the Harvard Business School in 1985.
RYAN B. BELL. Mr. Bell joined the Company in September 2011 and has served in positions of increasing responsibility most recently as Executive Vice President and Chief Operating Officer of MCM. From September 2000 to August 2011, he held positions of increasing responsibility at Capital One Financial Corp. including as Director of Operations Strategy and Execution from January 2009 to August 2011. Mr. Bell earned a bachelor's degree in Management Information Systems (graduating cum laude) from Texas A&M University and an MBA (graduating Beta Gamma Sigma) from The Cox School Business at Southern Methodist University.
GREGORY L. CALL. Mr. Call has served as Executive Vice President and Chief Administrative Officer since July 2017 and has served as our General Counsel and Secretary since September 2011.  Mr. Call joined the Company in January 2010, serving as Vice President, Legal and Business Affairs. From 1999 until 2008, Mr. Call held various positions, culminating as Vice President, General Counsel, of Gateway, Inc., the computer maker and holder of one of America’s strongest consumer brands. From 1999 until joining the Company, Mr. Call was a shareholder of New Hope Legal Center, Inc. From 1994 until 1999, Mr. Call was an associate at the law firm Milbank, Tweed, Hadley & McCoy LLP, a leading international law firm, where his practice focused on complex commercial litigation and dispute resolution. Mr. Call received his bachelor’s degree in English from Brigham Young University in 1991 and his JD, with honors, from the J. Reuben Clark Law School at Brigham Young University in 1994.
KENNETH J. STANNARD. Mr. Stannard has served as Chief Executive Officer of Cabot Credit Management Limited (“Cabot”), the Company’s U.K.-based subsidiary since February 2014. From April 2012 until February 2014, Mr. Stannard served as Chief Executive Officer of Marlin Financial Group (“Marlin”) until Marlin was acquired by Cabot. From January 2007 to March 2012, Mr. Stannard held various positions at Lloyds Banking Group and HBOS plc such as Credit Cards Director, Head of Retail Savings and Head of Credit Cards. Mr. Stannard holds an MA and a BA in Engineering Science from Oxford University and an MBA from INSEAD.

COMPENSATION DISCUSSION AND ANALYSIS – EXECUTIVE SUMMARY

Introduction
This CD&A is intended to provide an understanding of our compensation philosophy, objectives and practices; our compensation setting process; the elements of our executive compensation program; and the compensation of each of the following individuals, who were our Named Executive Officers (“NEOs”) for 2018:

Name	Title
Ashish Masih	President and Chief Executive Officer
Jonathan C. Clark	Executive Vice President, Chief Financial Officer, and Treasurer
Gregory L. Call	Executive Vice President, General Counsel, Chief Administrative Officer and Secretary
Kenneth J. Stannard	Chief Executive Officer of the Cabot Credit Management Group
Paul Grinberg	Former President, International (Retired January 2, 2019)(1)
________________________________

(1)
On August 8, 2018, the Company entered into a transition agreement (the “Transition Agreement”) with Mr. Grinberg in anticipation of his retirement on January 2, 2019. A description of the Transition Agreement is in the section titled “Paul Grinberg Transition Agreement” below.

Performance Measures Driving 2018 Compensation and Resulting Performance Award Achievement

Adjusted EBITDA(1)	Adjusted Net Income(2)	Economic EPS(2)
$461.6 million 96% of Target	$142.2 million 34% Increase from Prior Year	$4.98 23% Increase from Prior Year

Performance-Award Achievement
KCP Payout % (of Target)		2018 Performance Stock Vesting (EPS)(3)
Weighted Average 103.0%		138.5% Vested
________________________________

(1)
Adjusted EBITDA, which is used for calculating annual KCP bonus awards is defined as net income before discontinued operations, interest income and expense, taxes, depreciation and amortization, stock-based compensation expenses, acquisition, integration and restructuring related expenses, settlement fees and related administrative expenses and other charges or gains that are not indicative of ongoing operations. The definition and calculation of Adjusted EBITDA and a reconciliation to GAAP net income is included in the “Non-GAAP Disclosure” section beginning on page 48 of the Company’s Annual Report on Form 10-K, filed with the SEC on February 27, 2019.

(2)
Adjusted net income from continuing operations and adjusted earnings per share (“Economic EPS”) are non-GAAP financial measures. These metrics are used in measuring performance for certain aspects of NEO compensation. The definition and calculation of these metrics and a reconciliation to GAAP metrics is included in the “Non-GAAP Disclosure” beginning on page 48 of the Company’s Annual Report on Form 10-K, filed on February 27, 2019.

(3)
Represents vesting on performance stock units granted in 2018 that were eligible to vest based on the achievement of certain Economic EPS targets. Certain performance stock units that were granted in 2016 performed below Economic EPS threshold targets or a relative total stockholder return threshold target and therefore did not vest.

2018 Elements of Compensation
The following chart describes the main elements of our 2018 compensation program.

	Base Salary	Key Contributor Plan (“KCP”) Bonus	Restricted Stock Units	Performance Equity (EPS)	Performance Equity (TSR)
Form of Compensation	Cash		Equity
Type	Fixed	Performance-Based	Variable	Performance-Based
Purpose	Fixed Pay	Drive Short-Term Performance	Drive Long-Term Performance, Align Management Interests with those of Stockholders and Promote Retention
Performance Period	Ongoing	1 Year	3 Years (one-third vesting each year)		3 Years
Vesting Metrics	N/A	Financial Metric (Adjusted EBITDA) + Other Performance Goals (Strategic Initiatives, Consumer Experience and People Initiatives)	Time Vested	Financial Metric (Adjusted Earnings Per Share)	Total Stockholder Return Compared to S&P Small Cap 600 Financial Sector Index
Payment/Grant Date	Ongoing	Paid Annually in March for Prior Year Performance	Annually in March		3 Years after Grant/ Granted in March
Performance Determination	Based in part on individual performance, experience and expertise	Formulaic + Compensation Committee Discretion	Formulaic	Formulaic; Compensation Committee Verifies Performance	Formulaic; Compensation Committee Verifies Performance

Pay for Performance and Alignment with Stockholders
The elements of our compensation program are designed to deliver pay for performance and align the interests of our executives with those of our stockholders. Approximately 75% of the CEO’s compensation is “at-risk,” with value delivery tied to either the achievement of performance targets or stock price performance. Similarly, on average, 72% of the compensation of our other NEOs is “at-risk.” The mix of target direct compensation for our CEO and other NEOs is shown below:

Base Salary (Cash)

KCP Bonus (Cash)

Restricted Stock Units (Equity)

Performance Equity (Equity)

At-Risk

Key Changes for 2018 Compensation
The Compensation Committee and Company management continually seek to improve the executive compensation program to further support the execution of the our business strategy, facilitate the alignment of management’s long-term interests with those of stockholders, and to reflect best pay practices. With the feedback of management and FW Cook, the Compensation Committee made the following changes for 2018:
KCP Funding and Metric Changes. For 2018, the Compensation Committee has refined the method for determining KCP funding by including performance measures for four categories: stockholder value, strategic initiatives, consumer experience and people initiatives and changing individual performance to be a secondary modifier. The Compensation Committee believes these changes will better align NEO pay with our global values and the successful execution of our business strategy.
Long-Term Incentive Program Design. For 2018 long-term equity incentive awards, the Compensation Committee determined to return to a design similar to the one used in 2016, consisting of a combination of time-vested restricted stock units (“RSUs”) and performance stock units (“PSUs”), 80% of which vest based on the Company’s performance against pre-established earnings per share targets and 20% of which vest based on Company’s relative total stockholder return compared to other companies in the S&P SmallCap 600 Financial Sector Index.
Compensation of Cabot CEO. Mr. Stannard, the CEO of Cabot Credit Management Limited (“Cabot”), became an executive officer of the Company in August 2018 following the acquisition by the Company of the remaining outstanding interest in Cabot (the “Cabot Acquisition”). Prior to the Cabot Acquisition, Cabot was already a consolidated subsidiary of the Company and, as such, Mr. Stannard’s compensation for the full year is included in the Summary Compensation Table. Prior to the Cabot Acquisition, Mr. Stannard’s compensation was determined by the Remuneration Committee of Cabot’s board (the “Cabot Remuneration Committee”). After the Cabot Acquisition, the Compensation Committee became responsible for reviewing and determining Mr. Stannard’s compensation. The Compensation Committee determined to leave in place for the remainder of 2018 the bonus structure previously established by the Cabot Remuneration Committee for Mr. Stannard. Beginning in 2019, Mr. Stannard will participate in the KCP for his bonus and will receive annual equity grants with the same structure as provided to the other NEOs.
Mr. Stannard’s compensation structure for 2018 is described in the section titled “Kenneth Stannard Compensation” below. In the Compensation Discussion and Analysis below, when we refer to “NEOs” when discussing 2018 compensation structure, we are referring to our NEOs other than Mr. Stannard.

Key Governance and Pay Practices
We believe our executive compensation program features best practices in compensation design and governance, including:

•	Emphasizing pay for performance alignment by making the majority of officer pay “at-risk;”

•	Performing regular reviews of the compensation program as directed by the Compensation Committee;

•	Retaining an independent compensation consultant that reports directly to the Compensation Committee;

•	Maintaining stock ownership guidelines for executive officers and directors;

•	Maintaining a compensation recoupment or “clawback” policy;

•	Prohibiting the pledging and hedging of Company stock by executive officers and directors; and

•	Not providing tax gross-ups for change in control benefits.

“Say-on-Pay” Advisory Vote on Executive Compensation
At our 2018 annual meeting of stockholders, a non-binding, advisory vote was taken with respect to the compensation of the Company’s NEOs (commonly referred to as a “say-on-pay” vote). Approximately 97% of the votes cast were in favor of approval of our executive compensation program. We value this endorsement by our stockholders of our executive compensation program and policies, and the Compensation Committee continues to look for ways to enhance and refine our pay-for-performance executive compensation program.
We solicit a “say-on-pay” vote every year, including at this annual meeting of stockholders.

COMPENSATION DISCUSSION AND ANALYSIS

The Company’s Compensation Philosophy and Objectives
The principal objectives of our executive compensation program are:

•	Attract and retain highly-talented executive officers who possess the skills and competencies needed for us to execute our strategy and achieve our objectives;

•	Encourage and reward (corporate and individual) performance, innovation and growth, without promoting undue risk;

•	Motivate our executive officers to achieve both short-term and long-term goals that promote sustained stockholder value; and

•	Reinforce our global values of: Integrity, Respect, Fairness, Breakthrough Results, and Collaboration.
We seek to achieve these objectives by creating a compensation program that focuses on:

•	Pay for Performance: a substantial portion of executive compensation is variable or “at risk” and directly linked to both Company and individual performance;

•	Market Analysis: providing total compensation that is competitive with peers to attract and retain executives with exceptional levels of experience, skills and education;

•
Stockholder Alignment: aligning executives with the long-term interests of stockholders through equity-based compensation, “at-risk” compensation linked to challenging performance goals the achievement of which promote long-term stockholder value, and stock ownership guidelines; and

•	Retention: establishing multi-year vesting of performance-based compensation such that an executive must remain with the company to receive value from an award.
2018 Elements of Compensation.  The table below describes the primary elements of our NEOs’ compensation for 2018:

Element	Description/Role
Base Salary	Form: Cash	Focus: Short-Term	Type: Fixed
• Base salaries are evaluated annually by the Compensation Committee and are intended to provide competitive, fixed annual cash compensation.
KCP Bonus	Form: Cash	Focus: Short-Term	Type: Variable - Performance Based
•   The KCP bonus is an annual cash bonus payable based on the Company’s achievement against pre-established targets and goals for Adjusted EBITDA, strategic initiatives, call quality scores and certain employee engagement and diversity goals as well as individual performance. All KCP payouts are subject to the satisfaction of an adjusted net income goal, established at the start of the year.
•   Focuses executives on the short-term results that are closely tied to longer-term stockholder value creation.
•   Rewards achievement of annual financial targets.

Restricted Stock Units	Form: Equity	Focus: Long-Term	Type: Variable – Time Based
•   Of the 2018 annual equity grant to NEOs, 50% consists of time-based restricted stock units (“RSUs”) that vest in equal annual installments over a three-year period.
•   Creates a link between compensation of executives and interests of stockholders with awards that derive value based on our stock price.
•   Supports retention.
•   Vesting provisions and terms promote a long-term management perspective.

Performance Based Equity Awards	Form: Equity	Focus: Long-Term	Type: Variable - Performance Based
•   Of the 2018 annual long-term equity grant to NEOs, 50% consists of performance stock units (“PSUs”). Of these PSUs, 80% vest annually over a three-year period based on the Company’s achievement of annual adjusted earnings per share targets established by the Compensation Committee at the beginning of each year (“EPS PSUs”) and 20% vest at the end of a three-year performance period based on the Company’s relative total stockholder return performance compared to the component companies included in the S&P SmallCap 600 Financial Sector Index (“TSR PSUs”) at the time of the grant.
•   Vesting provisions and terms incentivize a long-term management focus on financial performance and stockholder value.

How We Make Compensation Decisions
Role of the Compensation Committee.  The Compensation Committee meets regularly throughout the year, although its primary decision-making occurs following the close of the fiscal year, when the Compensation Committee: (1) approves total compensation levels for our NEOs for the current fiscal year, including any adjustment to salary, target annual KCP bonus opportunities and annual equity grant values; (2) determines whether performance targets have been satisfied for performance-based equity granted during previous fiscal years; and (3) approves payments under the KCP and any other cash bonuses applicable to our executives for the previous fiscal year. As discussed above, the Compensation Committee met six times in 2018, and otherwise acted by unanimous written consent.
Role of the Independent Compensation Consultant.  Since 2015, the Compensation Committee has engaged FW Cook as its independent compensation consultant to assist in structuring and carrying out the Company’s executive and non-employee director compensation programs.  FW Cook:

•	Regularly attends Compensation Committee meetings, including meeting in executive session with the Compensation Committee;

•	Provides advice on the appropriateness and competitiveness of our compensation program relative to market practice, including advising the Compensation Committee on the selection of our peer group;

•	Consults on executive compensation trends and developments;

•	Consults on various compensation matters and recommends compensation program designs and practices to support our business strategy and objectives;

•	At the direction of the Compensation Committee, cooperates with management to compile market data and review the appropriateness of such data; and

•	Works with management to assess the potential risks arising from our compensation policies and practices.
Role of Management. The Compensation Committee generally solicits management’s input with respect to the executive compensation program. The Chief Executive Officer and representatives from the Human Resources and Legal departments generally attend Compensation Committee meetings to make presentations/recommendations regarding, and to discuss management’s viewpoint on, various compensation matters related to pay levels, program design, and related policies.  The Chief Executive Officer is not present for deliberations regarding his own compensation.
Compensation Peer Group. The Compensation Committee uses a peer group to review executive pay, consider the retention value of compensation and provide a foundation for other compensation design and award decisions. The Compensation Committee engages FW Cook to assist and make recommendations relating to the periodic selection and review of companies to be included in the “Compensation Peer Group.”
The following table sets forth the companies included in the 2018 Compensation Peer Group, which were identified based on industry, business complexity, revenue and market capitalization value.  With respect to revenue and market capitalization value, peer companies were generally limited to those with revenue between 0.33-3.0x the Company’s size and market capitalization value between 0.25-4.0x the Company size.  At the time the Compensation Peer Group was approved by the Compensation Committee, it was positioned in a 25th to 75th percentile range on both measures, with revenues above the median and market capitalization value below.

2018 Compensation Peer Group(1)
Banc of California, Inc.	Green Dot Corporation
Black Knight, Inc.	HMS Holdings Corporation
Blackhawk Network Holdings Inc.	HomeStreet, Inc.
Bofl Holding, Inc.	LendingClub
Cathay General Bancorp	Moneygram International Inc.
Corelogic Inc.	PRA Group, Inc.
Credit Acceptance Corp.	Walker & Dunlop, Inc.
CSG Systems International, Inc.	Washington Federal, Inc.
Enova International, Inc.	Western Alliance Bancorporation
Fair Isaac Corporation	World Acceptance Corp.
FirstCash, Inc.
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(1)
Compared to the prior peer group the following companies were removed from the Company’s Compensation Peer Group for 2018: Evercore Partners Inc.; ExlService Holdings, Inc.; GFI Group; MAXIMUS, Inc.; Nelnet, Inc.; OneMain Holdings Inc.; Sykes Enterprises, Incorporated; and Walter Investment Management Corp. Compared to the prior peer group the following companies were added to the Company’s Compensation Peer Group for 2018:  Banc of California, Inc.; Black Knight, Inc.; Bofl Holding, Inc.; Cathay General Bancorp; Enova International, Inc.; Fair Isaac Corporation; FirstCash, Inc.; HMS Holdings Corporation; HomeStreet, Inc.; LendingClub; Walker & Dunlop, Inc.; Washington Federal, Inc.; and Western Alliance Bancorporation.

“Say-on-Pay” Advisory Vote on Executive Compensation. The Compensation Committee considered the results of the 2018 advisory vote and other factors in evaluating the Company’s executive compensation programs as discussed herein, including the advice of FW Cook. No changes were made to the Company’s executive compensation program and policies explicitly as a result of the 2018 “say-on-pay” vote.

Overview of 2018 Compensation

Base Salary.
Our philosophy is to pay base salaries that are commensurate with the NEO’s experience and expertise, taking into account, among other things, the recommendation of our independent compensation consultant, FW Cook, and competitive market data for executives with similar roles and responsibilities. The Compensation Committee reviews each NEO’s base salary annually considering general market salary data, an assessment of corporate performance, as well as individual performance of each NEO.

Name	Base Salary at December 31, 2017	Base Salary at December 31, 2018	% Increase
Ashish Masih	$650,000	$750,000	15.4%	(1)
Jonathan C. Clark	$510,000	$575,000	12.7%	(2)
Gregory L. Call	$400,000	$400,000	—%
Paul Grinberg	$600,000	$600,000	—%
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(1)	Mr. Masih received a raise to $750,000 from $650,000 in March 2018 in connection with the Compensation Committee’s annual review of salaries.

(2)
Mr. Clark received a raise to $535,500 from $510,000 in March 2018 in connection with the Compensation Committee’s annual review of salaries.  His base salary was again increased, to $575,000, in August 2018, in connection with his expanded role as a result of the Cabot Acquisition.

KCP Bonus.
KCP Bonus Overview. KCP bonus is an annual bonus plan designed to motivate and reward achievement of our short-term business goals and to attract and retain highly-talented individuals. The KCP bonus opportunity for each NEO is directly linked to both the Company’s achievement of certain annual operational performance objectives, as well as to the NEO’s individual performance during the applicable year. Company and individual goals are designed to incentivize management to drive strong operating performance and create stockholder value.
Determining Threshold, Target and Maximum Bonus Amounts. Each NEO’s target bonus is a stated percentage of his base salary (100% of base salary for Messrs. Masih, Clark and Grinberg and 75% of base salary for Mr. Call), which is determined at the beginning of each year by the Compensation Committee taking into account, among other things, the recommendation of our independent compensation consultant, FW Cook, and competitive market data. For 2018, the threshold bonus percentage for all our NEOs was 50% of the NEO’s target amount and the maximum bonus percentage for each NEO was 200% of the target amount.
Initial Performance Goal.  For the 2018 KCP bonus, the Compensation Committee established adjusted net income as the initial performance hurdle for the KCP.  Adjusted net income is calculated as GAAP net income from continuing operations attributable to Encore, excluding non-cash interest and issuance cost amortization relating to our convertible notes, acquisition, integration and restructuring related expenses, gain on reversal of contingent consideration, amortization of certain acquired intangible assets, and other charges or gains that are not indicative of ongoing operations, income tax effects of the adjustments and adjustments attributable to noncontrolling interest.
Under the KCP, if the Company achieved $64.3 million of adjusted net income, then the bonus plan for the NEOs would fund at the maximum percentages (i.e., 200% of target), and the Compensation Committee would then apply negative discretion to determine the actual payouts. We achieved adjusted net income of $142.2 million, thereby exceeding our goal and funding the potential KCP bonus payments for our NEOs at maximum.
Assessing Performance for Funding and Payout: The Compensation Committee revised the 2018 KCP bonus compensation structure by adding additional performance measure categories to determine baseline funding and changing individual performance to be a secondary modifier to better align NEO pay with our global values and the successful execution of our business strategy. Below is a table of the elements of the 2018 KCP bonus and their relative weights:

Weighting	Category	Performance Measures
50%	Stockholder Value	Adjusted EBITDA(1)
20%	Strategic Initiatives	Achievement of Certain Milestones for Strategic Initiatives(2)
15%	Consumer Experience	Call Quality Score Goals(3)
15%	People Initiatives	Employee Engagement and Diversity Goals(4)
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(1)
Adjusted EBITDA is defined as net income before discontinued operations, interest income and expense, taxes, depreciation and amortization, stock-based compensation expenses, acquisition, integration and restructuring related expenses, settlement fees and related administrative expenses and other charges or gains that are not indicative of ongoing operations.

(2)
The Compensation Committee established certain milestones for strategic initiatives related to the successful and timely implementation of technological advancements in the Company’s domestic collections platforms, which the Company expects will increase collections efficiency.

(3)
We believe that our interests, and those of the financial institutions from which we purchase portfolios, are closely aligned with the interests of government agencies seeking to protect consumer rights. To reinforce this principled intent, the Compensation Committee established a performance measure based on “call quality” scores, where each call is rated on a scale of 0-100% based on not only compliance with all relevant laws and regulations, but also performance against certain internal standards designed and established to, among other things, improve consumer experience.

(4)	The Compensation Committee established various metrics related to employee engagement and diversity goals.
The Compensation Committee believes that the established performance measures are key drivers of our success and stockholder value, drive innovation and reinforce our global values. Each of these performance measures is also directly affected by the decisions of the NEOs. In March of 2018, the Compensation Committee established the target for Adjusted EBITDA at $480.7 million (an increase of approximately 18% from the prior year’s actual Adjusted EBITDA of $406.6) based on the Company’s 2018 budget, which had been established by the Board based on 2017 actual performance and expected growth in 2018. The Compensation Committee established the metric targets and milestones for the other performance measures based on corporate strategy and our general compensation philosophy and objectives. All metric targets represented increases from prior year performance.  The table below presents the Company’s performance in 2018 against those pre-established targets (dollar amounts in millions):

Performance Measures	Target	2018 Actual	Achievement (% of Target)	Element Funding %	Weighting	KCP Funding
Adjusted EBITDA(1)	$480.7	$461.6	96.0%	90.1%	50.0%	45.0%
Strategic Initiatives(2)			100.0%	100.0%	20.0%	20.0%
Call Quality Score Goals(3)	97.50%	97.84%	100.3%	113.6%	15.0%	17.0%
Employee Engagement and Diversity Goals(1)			114.2%	171.0%	15.0%	25.6%
						107.7%
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(1)
Under the 2018 KCP for the Adjusted EBITDA and employee engagement and diversity goal metrics, the Compensation Committee approved a 5-to-1 slope for performance above target and a 2.5-to-1 slope for performance that is below target, meaning that for every 1% the Company performs above target for an element, the funding for that element increases by 5% and, conversely, for every 1% the Company performs below target for an element, the funding for that element decreases by 2.5%.  The calculation of the achievement for these metrics was formulaic based on 2018 actual performance compared to target.

(2)
The Compensation Committee determined that the Company had achieved the milestones related to the successful and timely implementation of technological advancements in the Company’s domestic collections platforms and determined to fund this element at 100%.

(3)	The maximum possible Call Quality Score is 100%. For performance between the target and maximum Call Quality Score, linear interpolation was utilized with a maximum element funding of 200%.
The KCP funded at 107.7% based on corporate performance. The Compensation Committee then had the ability to adjust KCP payouts based on its assessment of each executive’s individual performance and contributions. The CEO’s individual performance is evaluated by the Compensation Committee based on a performance review completed by all independent directors of the Board. The CEO provides the Compensation Committee with performance evaluations for each of the other executive officers, including the other NEOs. Based on these evaluations the Compensation Committee then analyzed individual performance and contributions including, for Mr. Masih, his leadership in executing the Company’s business strategies in 2018, as evidenced by records for purchases, collections, revenue and earnings, the completion of the Cabot Acquisition, improvements in digital collections and other technological advancements; for Mr. Clark, his role in the Cabot Acquisition and his achievements in managing financial risk and ensuring liquidity, while delivering strong financial results; and for Mr. Call, his leadership with respect to human resources matters, legal and regulatory matters and reducing business and legal risk. Based on the analysis above, the Compensation Committee established the following KCP bonus payments to our NEOs for 2018, which resulted in a weighted average payout to NEOs of 103% of target:

Name	2018 KCP Bonus Target % (of Base Salary)	2018 KCP Bonus Target(1)		2018 KCP Actual Bonus Received	Bonus Paid as a % of Target
Ashish Masih	100.0%	$750,000		$750,000	100.0%
Jonathan C. Clark	100.0%	$549,135	(2)	$591,418	107.7%
Gregory L. Call	75.0%	$300,000		$323,100	107.7%
Paul Grinberg	100.0%	$600,000		$600,000	100.0%	(3)
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(1)
The KCP bonus target is calculated as base salary multiplied by the KCP bonus target percentage established by the Compensation Committee for each NEO. The threshold KCP bonus percentage was 50% of target and the maximum bonus percentage for each executive was 200% of target.

(2)	The KCP bonus target is calculated based on a pro-rata salary for employees that received base salary increases during the year.

(3)
Consistent with the requirements of the Transition Agreement, Mr. Grinberg completed his duties and responsibilities in a manner consistent with his service in prior years and as such his KCP bonus will be paid at target. Pursuant to the Transition Agreement his KCP bonus will be paid in July 2019. See the section titled “Paul Grinberg Transition Agreement” below.

Restricted Stock Units.	Performance Equity.
Our annual long-term equity incentive awards are intended to create a direct correlation between the Company’s financial and stock price performance and compensation paid to our NEOs; attract, motivate, and retain our NEOs; assist in building equity ownership of our NEOs to further align their long-term interests with those of our stockholders; and reward the creation of stockholder value. Under our 2017 Incentive Award Plan (the “2017 Plan”), the Committee may grant various forms of equity awards.
The target value of annual equity awards granted to NEOs is determined by the Compensation Committee taking into account, market data, individual performance, the individual’s ability to drive Company results, leadership potential and retention. Aggregate equity costs are also evaluated in the context of the dilutive effect to stockholders. Equity awards for our NEOs in 2018 were granted as a targeted mix of 50% RSUs and 50% PSUs. Of the PSUs, 80% are EPS PSUs and 20% are TSR PSUs.
In 2018, the Compensation Committee approved the grant of equity awards to our NEOs with the following targeted values:

Name	RSU(1) (#)	Target RSU ($)	Target EPS PSU(1)(2)(3) (#)	Target EPS PSU(3) ($)	TSR PSU(1)(2) (#)	Target TSR PSU ($)
Ashish Masih	16,411	$750,000	13,129	$600,000	2,553	$150,000
Jonathan C. Clark	10,393	$475,000	8,315	$380,000	1,617	$95,000
Gregory L. Call	7,658	$350,000	6,126	$280,000	1,191	$70,000
Paul Grinberg	9,299	$425,000	7,439	$340,000	1,446	$85,000
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(1)
Unit amounts were determined by dividing the targeted value by $45.70 (the closing price on the date of grant) for the RSUs and EPS PSUs and by $58.75 (the fair value on the date of grant as determined under a Monte Carlo valuation in accordance with accounting rules) for the TSR PSUs.

(2)	Amounts represent target shares.

(3)
Because of the accounting rules governing preparation of the Summary Compensation Table, the grant date fair value for the EPS PSUs awarded in 2018 as reported in the Summary Compensation Table are different than the target award values set forth in the table above. As discussed below, unlike the Company’s previous EPS based performance awards, goals for all three years were not set at the time of grant. The EPS PSUs granted to NEOs in 2018 will vest in three annual tranches based on the achievement of Economic EPS targets established by the Compensation Committee at the beginning of each applicable year, based on the Company’s Economic EPS budget for that year. Under the applicable accounting rules, the Summary Compensation Table only reflects the value of grants made during the year for which applicable performance goals have been set. Only the performance goals for the 2018 fiscal year were approved at the time the PSUs were awarded in 2018. As a result, for the 2018 EPS PSUs, the Summary Compensation Table does not include the value of the PSUs that could vest with respect to fiscal 2019 or fiscal 2020. Such amounts will be included in the Summary Compensation Table for fiscal 2019 and fiscal 2020, respectively, when the performance goals are established. The target grant values set forth in the table above reflect the value of the entire 2018 PSUs, without regard for when the performance goals are established.

Restricted Stock Units.
2018 Time-Based Restricted Stock Units. The time-based RSUs granted to NEOs on March 9, 2018 under the 2017 Plan vest in three equal annual installments on each of March 9, 2019, March 9, 2020 and March 9, 2021 subject to continued employment with the Company.

Performance Equity.
For 2018 performance-based equity awards, the Compensation Committee determined to return to a design similar to the one used in 2016, consisting of a combination of EPS PSUs and TSR PSUs.
2018 EPS PSUs. The EPS PSUs granted to the NEOs in 2018 vest in three annual tranches based on the achievement of Economic EPS targets established by the Compensation Committee at the beginning of each applicable year (2018, 2019, 2020), based on the Company’s Economic EPS budget for that year. If a threshold Economic EPS goal is achieved during the applicable year, then at least 50% of the target EPS PSUs eligible to vest with respect to that year will vest, and if a certain maximum goal is achieved or exceeded during the applicable year, then 200% of the target EPS PSUs eligible to vest with respect to that year will vest.
Target Economic EPS for 2018 was $4.83 (a 19.6% increase from prior year Economic EPS of $4.04) and is defined as adjusted income from continuing operations attributable to Encore, which excludes non-cash interest and issuance cost amortization relating to our convertible and exchangeable notes, acquisition, integration and restructuring related expenses, settlement fees and related administrative expenses, amortization of certain acquired intangible assets and other charges or gains that are not indicative of ongoing operations.

Description	Economic EPS Target(1)	2018 Economic EPS Result	Vesting Percentage
2018 EPS PSU Grant - Tranche 1	4.83	4.98	138.5%	(1)
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(1)	Amount calculated based on the interpolated difference between $4.83 (the target goal) and $5.22 (the maximum goal).

Name	2018 PSU Grant - Tranche 1 - Target (#)	Vesting Percentage	2018 PSU Grant - Tranche 1 - Total Vesting (#)
Ashish Masih	4,376	138.5%	6,060
Jonathan C. Clark	2,772	138.5%	3,839
Gregory L. Call	2,042	138.5%	2,828
Paul Grinberg	2,480	138.5%	3,434
2018 TSR PSUs. The 2018 TSR PSUs have a performance period that runs from March 2018 through December 2020 and will cliff vest on March 9, 2021 based on continued employment through that date and the Company’s three-year relative total stockholder return compared to the other companies in the S&P SmallCap 600 Financial Sector Index as of the date of grant. The Compensation Committee chose relative total stockholder return as an objective metric to evaluate our performance against the performance of other broadly similar companies and to align the interests of our NEOs with the interests of stockholders. The Compensation Committee worked with FW Cook to select the S&P SmallCap 600 Financial Sector Index for use as comparison.
Zero to 200% of the target TSR PSUs are eligible to vest, depending on the Company’s relative total stockholder return percentile ranking, as set forth in the table below. No TSR PSUs vest if our relative total stockholder return performance is below the 30th percentile. In addition, if our absolute total stockholder return for the performance period is negative, the number of TSR PSUs that vests is capped at 100% of the target number of shares regardless of our percentile ranking. If our relative total stockholder return percentile ranking is above the 30th percentile and between the levels shown in the table below, the portion of the TSR PSUs that vests is linearly interpolated between the two nearest vesting percentages, as follows:

Relative Total Stockholder Return Percentile v. S&P Small Cap 600 Financial Sector Index Companies	TSR PSUs Vesting as a percentage of Target
90th or above	200%
50th	100%
30th	50%
below 30th	—%
Vesting of 2016 EPS PSUs and TSR PSUs.  In 2016, the Compensation Committee granted EPS PSUs that vest in three tranches based on the achievement of annual Economic EPS targets established by the Compensation Committee early in the year of grant for that year and for each of the following two years.  If the threshold Economic EPS goal is not achieved for any given year then, subject to the 3-year cumulative Economic EPS catch-up opportunity, none of the EPS PSUs for that year will vest. The 2018 Economic EPS results were below threshold for both the relevant tranche of the 2016 EPS PSU grant and for the 3-year cumulative performance and as a result the awards did not vest.

In 2016, the Compensation Committee granted TSR PSUs that had a three-year performance period (March 2016 through March 2019) and would cliff vest on March 9, 2019 based on continued employment through that date and the Company’s three-year relative total stockholder return compared to the other companies in the S&P SmallCap 600 Financial Sector Index as of the date of grant. Based on the Company’s three-year relative total stockholder return compared to the other companies in the S&P SmallCap 600 Financial Sector Index, the 2016 TSR PSUs did not vest.
Severance Arrangements. Our NEOs each have severance arrangements, which are discussed below in the “Potential Payments Upon a Termination or Change in Control” section. Provisions included under individual severance arrangements or under the Separation Plan are designed to provide an important safety net that allows these executives to focus on our business and pursue the course of action that is in the best interests of our stockholders by alleviating some concerns regarding their personal financial well-being in the event of a termination or change-in-control transaction. We do not have single-trigger equity vesting acceleration upon a change of control and we do not provide excise tax gross-ups. We believe that the provisions of our severance arrangements are consistent with the principal objectives of our compensation programs and that the payments that would be triggered upon termination are consistent with the market in which we operate and at appropriate levels when viewed in relation to the benefits the executives provide us and our stockholders and the overall value of the Company. The executives are subject to certain restrictions, including (among other things) covenants for non-solicitation and non-disparagement and are required to execute a general release, in exchange for receiving the financial and other benefits under their agreements, as described in more detail in the “Potential Payments Upon a Termination or Change in Control” section. We believe imposition of these restrictions serves our best interest and the best interests of our stockholders.
Other Benefits and Programs. Our NEOs are eligible to participate in benefit programs designed for all of our full-time employees during the period of their employment. These programs include a tax qualified 401(k) savings plan, medical, dental, disability and life insurance programs and a matching charitable gift program. We also offer an executive health screening program whereby our executives may obtain a comprehensive physical examination once every two years.
Perquisites. Pursuant to his letter agreement, Mr. Grinberg receives an annual reimbursement of commuting expenses.

Paul Grinberg Transition Agreement.
On August 8, 2018, the Company entered into a transition agreement (the “Transition Agreement”) with Mr. Grinberg in anticipation of his retirement on January 2, 2019. Pursuant to the Transition Agreement, the Company agreed to pay Mr. Grinberg a transition fee of $300,000 and his 2018 KCP bonus, which remained subject to adjustment by the Compensation Committee based on performance. Payment of the transition fee and his 2018 KCP bonus will be made in July 2019. In addition, the Company agreed to provide for continued vesting on outstanding equity awards through March 10, 2019 after which all remaining outstanding equity awards were cancelled. Mr. Grinberg continued to receive his base salary and benefits until he retired on January 2, 2019.

Kenneth Stannard Compensation Discussion.
Mr. Stannard became an executive officer of the Company in August 2018 following the Cabot Acquisition, which closed in July 2018. Prior to the Cabot Acquisition, Mr. Stannard’s compensation was determined by the Cabot Remuneration Committee. After the Cabot Acquisition, the Compensation Committee became responsible for reviewing and determining Mr. Stannard’s compensation. The Compensation Committee determined to leave in place for the remainder of 2018 the bonus structure previously established by the Cabot Remuneration Committee for Mr. Stannard. Beginning in 2019, Mr. Stannard will participate in the KCP for his bonus and will receive annual equity grants with the same structure as provided to the other NEOs.
Base Salary. In August 2018 after the Cabot Acquisition, after taking into account, among other things, Mr. Stannard’s expanded role in Europe as a result of the Cabot Acquisition and competitive market data for executives with similar roles and responsibilities, the Compensation Committee increased Mr. Stannard’s base salary from $520,650 to $560,700 (£390,000 to £420,000). Mr. Stannard had previously received a raise from $481,268 to $520,650 (£360,500 to £390,000) in February 2018 in connection with the annual review of salaries by the Cabot Remuneration Committee.

Cabot Bonus Program. For 2018, Mr. Stannard’s bonus was determined in accordance with the Cabot bonus program, which was in place prior to the Cabot Acquisition. Mr. Stannard’s bonus under the Cabot bonus program is established based on Cabot’s performance against certain initiatives and metrics that were pre-established in 2017 by the Cabot Remuneration Committee relating to financial performance (adjusted net income and metrics related to purchases, collections and estimated remaining collections), strategic initiatives (new markets and servicing revenue), consumer experience (customer satisfaction scores and compliance metrics) and employee engagement. Mr. Stannard’s target bonus was set at 88.0% of his base salary, with his threshold bonus at 50% of base salary and a maximum bonus of 125% of base salary. The Cabot Remuneration Committee also considers individual performance in calculating the bonus.

For 2018, Cabot achieved approximately 95% of its adjusted net income target and performed at or above target for all other UK related metrics. Based on Cabot’s performance and an evaluation of Mr. Stannard’s individual performance (including driving overall Cabot performance, driving the performance of Cabot employees and leading the integration of Cabot after the Cabot Acquisition), the Compensation Committee established a 2018 bonus for Mr. Stannard of $425,765 (£318,925) or approximately 76% of his base salary, primarily as a result of Cabot’s under performance with respect to its adjusted net income target.
Discretionary Bonus. In May 2013, Cabot Holdings S.à r.l., a subsidiary of Cabot, established the Cabot Holdings S.à r.l. Employee Benefit Trust (the “Cabot EBT”), which held interests in Cabot Holdings S.à r.l. on behalf of the employees of Cabot Holdings S.à r.l. As part of the Cabot Acquisition, the Cabot EBT sold its interests in Cabot Holdings S.à r.l. to the Company and received approximately £3.9 million, which was paid to employees of Cabot Holdings S.à r.l. as discretionary bonuses based on decisions made Cabot Remuneration Committee taking into account, among other things, the employee’s employment level and tenure. As a result, Mr. Stannard received $358,197 (£268,312) as a discretionary bonus.
Equity Awards. As part of the integration resulting from the Cabot Acquisition and in order to drive Cabot performance and promote retention, the Company granted certain equity awards to members of Cabot management including Mr. Stannard. The Company granted two sets of awards: one-time awards, which were designed to reward and incent Cabot management as a result of the transaction, and annual awards, which were in amounts similar to amounts the Company planned to grant to employees of Cabot in future years.
For the one-time awards, the Compensation Committee approved the grant to Mr. Stannard of 11,213 RSUs that will vest in two equal installments on each of July 24, 2020 and July 24, 2021 subject to continued employment and 11,213 PSUs that will time vest in two equal installments on each of July 24, 2020 and July 24, 2021 subject to continued employment and performance vest based on the performance of Cabot against a pre-established three-year cumulative Adjusted Net Income target.
For the annual awards, the Compensation Committee approved the grant to Mr. Stannard of 14,951 RSUs that will vest in three equal annual installments on each of July 24, 2019, July 24, 2020 and July 24, 2021 subject to continued employment and 14,951 PSUs that will time vest in three equal annual installments on each of July 24, 2019, July 24, 2020 and July 24, 2021 subject to continued employment and performance vest based on the performance of Cabot against a pre-established three-year cumulative Adjusted Net Income target.
For all PSUs granted to Mr. Stannard, if a threshold Adjusted Net Income goal is achieved, then at least 50% of the target PSUs will performance vest, and if a certain maximum goal is achieved or exceeded, then 200% of the target PSUs will performance vest. Underlying shares will not be issued until the PSUs have both time vested and performance vested. All unit amounts were determined by dividing a targeted value by $36.80, which was the closing price of the Company’s stock on the NASDAQ on July 24, 2018, the date of the closing of the Cabot Acquisition. The awards were granted on August 22, 2018.
Employment Agreement. Mr. Stannard’s employment agreement with Cabot provides for 12 months’ notice by Cabot prior to his termination (except in certain circumstances, such as gross misconduct, criminal offense, and failure to perform specified duties) or 12 months’ notice by Mr. Stannard prior to any resignation, and is further discussed in the section titled “Potential Payments Upon a Termination or Change in Control.”
Other Benefits and Programs. Mr. Stannard is based in the United Kingdom and is eligible to participate in the benefits generally made available by Cabot to its UK-based regular full-time employees, such as health insurance benefits and an employer pension scheme. Mr. Stannard elected to not participate in a Cabot employer pension scheme and instead elected to receive cash payments equal to 15% of his annual base salary in lieu of Cabot contributions to the pension scheme.

Tax Considerations
Internal Revenue Code Section 162(m). Internal Revenue Code (“IRC”) Section 162(m) generally provides that public companies cannot deduct certain compensation paid to its covered employees in excess of $1 million per year.  Prior to the Tax Cuts and Jobs Act of 2017 (the “Act”), covered employees generally consisted of a corporation’s chief executive officer and each of its other three most highly compensated officers, other than its chief financial officer, and remuneration that qualified as “performance-based compensation” within the meaning of the IRC was exempt from this $1 million deduction limitation.  As part of the Act, the ability to rely on this exemption was, with certain limited exceptions, eliminated.  In addition, the determination of covered employees was generally expanded.  In light of the repeal of the performance-based compensation exception to IRC Section 162(m), we may not be able to take a deduction for any compensation in excess of $1 million that is paid to a covered employee.

Other Matters Relating to Executive Compensation
Pledging and Hedging Policy. We have a comprehensive insider trading policy that, among other things, provides that our employees, officers, directors and key consultants shall not engage in speculative (or “hedging”) transactions such as short sales or the purchase or sale of puts, calls or other derivatives of our securities. The purpose of this policy, among other things, is to assist our employees in avoiding potential conflicts of interest that could result in unwanted perceptions and negatively impact our stock price. The policy also prohibits the purchase of Company securities on margin and the pledging of Company securities and contains additional restrictions applicable to insiders, including our executive officers and directors.
Compensation Recovery Policy.  The Compensation Committee has adopted the Encore Capital Group, Inc. Compensation Recovery Policy under which the Compensation Committee may clawback cash and equity incentive compensation erroneously paid, granted or awarded to a senior executive if it determines the senior executive has committed misconduct that causes demonstrably significant financial and reputational harm to the Company. If the Compensation Committee seeks recovery of incentive compensation erroneously paid to a senior executive, the Company will disclose this with specificity in a Form 8-K or other document filed with the SEC, so long as the underlying event has already been publicly disclosed in the Company’s filings with the SEC.
Stock Ownership Guidelines. The Compensation Committee maintains equity ownership requirements to promote substantial equity ownership by the Company’s management and thereby further align their interests with the interests of our stockholders. Under these requirements, each executive is required to own equity equal to a multiple of the executive’s base salary, reflecting each executive’s role and level of responsibility at the Company.  Executives who have not yet met their equity ownership requirements are required to retain 100% of their after-tax shares until the share ownership requirement is met. For the purposes of these requirements, all shares owned and unvested RSUs are included in the calculation. Unexercised stock options and unvested PSUs are not included in the calculation. All NEOs are in compliance with the stock ownership guidelines.

Title/Position	Stock Ownership Guidelines
Chief Executive Officer	6x Base Salary
All Other NEO's	3x Base Salary

Key Changes for 2019 Compensation
The Compensation Committee and Company management continually seek to improve the executive compensation program to further support the execution of the Company’s business strategy, facilitate the alignment of management’s long-term interests with those of stockholders, and to reflect best pay practices. With the feedback of management and FW Cook, the Compensation Committee has determined to make the following changes for 2019:
KCP Funding and Metric Changes.  For 2019, the Compensation Committee refined the Company performance measures for KCP funding to include the following:

Weighting	Category	Performance Measures
50%	Stockholder Value	GAAP Net Income
20%	Strategic Initiatives	Achievement of Certain Milestones for Strategic Initiatives
15%	Consumer Experience	Call Quality Score Goals and Consumer Satisfaction scores
15%	People Initiatives	Employee Engagement and Diversity Goals
KCP funding will be determined based on the performance measures discussed above.  However, individual NEO KCP payouts will still be affected by an evaluation of individual performance against objectives set by the CEO and approved by the Compensation Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During 2018, the members of the Compensation Committee were Ash Gupta, Laura Newman Olle (beginning September 1, 2018), Francis E. Quinlan and Richard J. Srednicki. None of the Compensation Committee members had an interlocking relationship, as defined in the SEC rules, with our executive officers or with directors of another entity during the last fiscal year.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on that review and its discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee:
Ash Gupta (Chair)
Laura Newman Olle
Francis E. Quinlan
Richard J. Srednicki

RISKS RELATED TO COMPENSATION POLICIES AND PRACTICES
Following a risk assessment of the Company’s compensation policies and practices, the Company does not believe there are any risks from the Company’s compensation policies and practices applicable to its employees that are reasonably likely to have a material adverse effect on the Company.
The Compensation Committee assists the Board in fulfilling its risk management oversight responsibilities associated with excessive risk-taking arising from our employee compensation policies and practices. The Compensation Committee, with the assistance of FW Cook, continuously reviews our compensation policies and practices and believes that they are reasonable, align the interests of our employees with our stockholders and do not contain features that may encourage excessive risk taking by our executive officers. Additionally, we believe that our performance-focused executive compensation policies described in detail in our Compensation Discussion and Analysis discourage inappropriate or excessive risk taking by our executive officers for reasons including, but not limited to, the following:

•
Payment of incentive compensation to executive officers is dependent upon the combination of achievement of targeted corporate operating measures and individual performance. We believe our performance targets have been appropriately designed to mitigate risk and align the interests of our executive officers with stockholder interests.

•
The single biggest portion of our executive compensation program consists of equity-based awards, which creates a long-term performance focus for our executive officers and discourages excessive or inappropriate emphasis on short-term results.

•
The Company’s focus on ethics and strict adherence to its internal controls and procedures further mitigate inappropriate risk taking with respect to our compensation practices. We believe that we have the appropriate controls in place to effectively mitigate the risk that our executives would act inappropriately to manipulate incentive compensation payouts or receive payouts without regard to performance.

•
The Company maintains a Compensation Recovery Policy, under which the Compensation Committee may clawback incentive compensation erroneously paid, granted or awarded to a senior executive if it determines the senior executive has committed misconduct that causes demonstrably significant financial and/or reputational harm to the Company.

•	The Company’s equity ownership requirements align management with stockholders and helps reduce the taking of excessive risk by senior management in Company decisions.

SUMMARY COMPENSATION TABLE
The following table sets forth information concerning compensation earned by, or paid to, each of our NEOs for services provided to us for the years ended December 31, 2018, 2017 and 2016.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Comp.(3)	All Other Comp.(4)		Total
Ashish Masih	2018	$733,562	$—	$1,099,955	$—	$950,000	$11,550		$2,795,066
President and Chief Executive Officer	2017	$543,558	$—	$890,968	$490,994	$562,458	$11,400		$2,499,378
	2016	$375,417	$—	$704,481	$—	$255,000	$13,835		$1,348,733
Jonathan C. Clark	2018	$544,944	$—	$696,639	$—	$816,418	$22,108		$2,080,109
Executive Vice President, Chief Financial Officer and Treasurer	2017	$510,000	$—	$924,958	$474,988	$523,770	$15,723		$2,449,439
	2016	$508,333	$—	$1,046,537	$—	$245,000	$356,145		$2,156,015
Gregory L. Call	2018	$400,000	$—	$513,261	$—	$482,250	$8,250		$1,403,761
Executive Vice President, General Counsel, Chief Administrative Officer and Secretary	2017	$363,168	$—	$605,786	$287,490	$282,425	$8,100		$1,546,969
	2016	$320,833	$—	$612,595	$—	$175,000	$9,101		$1,117,529
Paul Grinberg	2018	$600,000	$—	$623,253	$—	$825,000	$111,050	(5)	$2,159,303
President, International	2017	$584,152	$—	$924,958	$474,988	$540,253	$119,061		$2,643,412
	2016	$563,750	$—	$1,148,684	$—	$237,000	$122,942		$2,072,376
Kenneth J. Stannard(6)	2018	$533,876	$358,197	$2,098,353	$—	$425,765	$95,683	(7)	$3,511,873
Chief Executive Officer of Cabot Credit Management Group
__________________________________________

(1)
Amounts represent the grant date fair value of RSU and, if applicable, PSU awards granted during the applicable year, computed in accordance with FASB ASC Topic 718 (“ASC 718”). For information on the assumptions used in calculating the amounts reported, see the “Stock-Based Compensation” footnotes in the Notes to the Consolidated Financial Statements included in our Annual Reports on Form 10-K for the years ended December 31, 2018, 2017 and 2016. The aggregate grant date fair value of the RSUs was calculated as the product of the number of RSUs multiplied by the closing price for our stock on the NASDAQ on the grant date. The aggregate grant date fair value of the TSR PSUs was calculated using a Monte Carlo valuation, which established a grant date fair value of $58.75 per share. The aggregate grant date fair values of the EPS PSUs and Mr. Stannard’s PSUs were calculated based on the probable outcome of the performance conditions as of the grant date, which, for these PSUs, was target level performance. Therefore, values in the table for these PSUs are computed as the product of the number of PSUs to be delivered assuming target level performance multiplied by the closing price for our stock on the NASDAQ on the grant date. The value of the EPS PSUs included in the table above (tranche 1 of the EPS PSUs) as of the grant date, assuming the maximum level of performance, is $399,966, $253,361, $186,639, $226,672 for Messrs. Masih, Clark, Call and Grinberg, respectively. The value of the PSUs granted to Mr. Stannard as of the grant date, assuming the maximum level of performance, is $2,098,353. Additional information about the awards reflected in this column is set forth in the notes to the 2018 Grants of Plan-Based Awards table and the Outstanding Equity Awards at 2018 Year-End table, below.

For 2018, the amounts included in the table above for the EPS PSUs represent the value of one-third of the target number of PSUs awarded at grant, consistent with the applicable accounting rules, as only the goal for the first tranche of the award was established in 2018. The Compensation Committee considered the full value of the award when making the grant. The amounts shown below represent the grant date fair values for the RSUs and TSR PSUs plus the full value for all three tranches of the 2018 EPS PSUs (at target level performance):

Name	RSU (#)	RSU	EPS PSU (#)	EPS PSU	TSR PSU (#)	TSR PSU	Total
Ashish Masih	16,411	$749,983	13,129	$599,995	2,553	$149,989	$1,499,967
Jonathan C. Clark	10,393	$474,960	8,315	$379,996	1,617	$94,999	$949,954
Gregory L. Call	7,658	$349,971	6,126	$279,958	1,191	$69,971	$699,900
Paul Grinberg	9,299	$424,964	7,439	$339,962	1,446	$84,953	$849,879

(2)
Amounts represent the grant date fair values of performance stock options granted during the applicable fiscal year in accordance with ASC 718.  For information on the assumptions used in calculating the amounts reported, see the “Stock-Based Compensation” footnote in the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2017.

(3)
For Mr. Stannard, amount represents payout of the Cabot bonus for performance during applicable year and paid early in the subsequent year. For NEOs other than Mr. Stannard, amounts represent (1) the payouts of KCP bonuses for performance during the applicable year and paid early in the subsequent year and (2) payouts of portions of Retention Cash Awards that were granted in 2017 (and discussed in last year’s Proxy Statement) and earned in 2018. For 2018, KCP was funded based on the achievement of a pre-established adjusted net income target, and awards were adjusted based on the Compensation Committee’s exercise of negative discretion based on the Company’s performance relative to pre-established targets or goals for Adjusted EBITDA, strategic initiatives, call quality score goals, employee engagement and diversity goals and other factors deemed appropriate by the Compensation Committee, including individual performance. In accordance with SEC rules, the one-time Retention Cash Awards granted in 2017 are not reportable under this column until earned (which occurs in equal installments on June 30, 2018, December 31, 2018, June 30, 2019 and December 31, 2019, subject to the executive’s continued employment and the Company achieving certain predetermined strategic objectives relating to developing new business (which had been achieved in 2017). The payouts for the KCP bonuses and Retention Cash Awards earned in 2018 were as follows:

Name	KCP Bonus	Retention Award Cash Earned	Total
Ashish Masih	$750,000	$200,000	$950,000
Jonathan C. Clark	$591,418	$225,000	$816,418
Gregory L. Call	$323,100	$159,150	$482,250
Paul Grinberg	$600,000	$225,000	$825,000

(4)
For Messrs. Masih, Clark, Call and Grinberg amounts in this column include matching contributions to our 401(k) plan, contributions to Health Savings Accounts, reimbursements for our executive health screening program and matching contributions pursuant to charitable donation programs of the Company.

(5)	Includes commuting expenses in the amount of $102,000.

(6)
Cash amounts, including salary, bonus and other compensation, received by Mr. Stannard are paid in British pounds. We calculate the U.S. dollar equivalent for amounts that are not denominated in U.S. dollars using an average exchange rate for 2018 of 1.335 U.S. dollars per British pound. Mr. Stannard became an executive officer of the Company in August 2018 following the Cabot Acquisition. Prior to the Cabot Acquisition, Mr. Stannard’s compensation was determined by the Cabot Remuneration Committee. After the Cabot Acquisition, the Compensation Committee became responsible for reviewing and determining Mr. Stannard’s compensation. The Compensation Committee determined to leave in place for the remainder of 2018 the bonus structure previously established by the Cabot Remuneration Committee for Mr. Stannard. Beginning in 2019, Mr. Stannard will participate in the KCP for his bonus and will receive annual equity grants with the same structure as provided to the other NEOs.

(7)
Includes payments for a car allowance of $15,575 and $80,108, which represents cash payments received in lieu of Cabot pension scheme contributions (“Opt-out Cash Payments”). Mr. Stannard elected to not participate in a Cabot employer pension scheme and instead elected to receive cash payments equal to 15% of his annual base salary in lieu of Cabot contributions to the pension scheme.

2018 GRANTS OF PLAN-BASED AWARDS
The following table sets forth summary information regarding all grants of plan-based awards made to our NEOs during the fiscal year ended December 31, 2018.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards(1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Ashish Masih
KCP(2)		$375,000	$750,000	$1,500,000
PSU - EPS(3)	3/9/2018				2,188	4,376	8,752		$199,983
PSU - TSR(4)	3/9/2018				1,276	2,553	5,106		$149,989
RSU(5)	3/9/2018							16,411	$749,983
Jonathan C. Clark
KCP(2)		$274,568	$549,135	$1,098,270
PSU - EPS (3)	3/9/2018				1,386	2,772	5,544		$126,680
PSU - TSR(4)	3/9/2018				808	1,617	3,234		$94,999
RSU(5)	3/9/2018							10,393	$474,960
Gregory L. Call
KCP(2)		$150,000	$300,000	$600,000
PSU - EPS(3)	3/9/2018				1,021	2,042	4,084		$93,319
PSU - TSR(4)	3/9/2018				595	1,191	2,382		$69,971
RSU(5)	3/9/2018							7,658	$349,971
Paul Grinberg
KCP(2)		$300,000	$600,000	$1,200,000
PSU - EPS(3)	3/9/2018				1,240	2,480	4,960		$113,336
PSU - TSR(4)	3/9/2018				723	1,446	2,892		$84,953
RSU(5)	3/9/2018							9,299	$424,964
Kenneth Stannard
Cabot Bonus(6)		$280,350	$493,416	$700,875
PSU(7)	8/22/2018				7,475	14,951	29,902		$599,535
PSU(8)	8/22/2018				5,606	11,213	22,426		$449,641
RSU(9)	8/22/2018							14,951	$599,535
RSU(10)	8/22/2018							11,213	$449,641
__________________________________________

(1)
Amounts in this column represent the grant date fair value of equity awards, computed in accordance with FASB ASC Topic 718. For information on the assumptions used in calculating the amounts reported, see the “Stock-Based Compensation” footnote to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2018.

(2)	Represents the potential payouts under the Company’s KCP for 2018. The threshold level is 50% of target and the maximum level is set at 200% of target.

(3)
Represents the first tranche of awards of EPS PSU awards under the 2017 Plan that vest in three annual tranches based on the Company’s performance relative to a one-year Economic EPS target established at the beginning of the applicable year and continued employment. The EPS PSU amounts shown in the table above represent the value of one-third of the target number of 2018 EPS PSUs awarded at grant, consistent with the applicable accounting rules, as only the goal for the first tranche of the award was established in 2018.

(4)
Represents awards of TSR PSUs under the 2017 Plan that have a performance-period running from March 2018 through December 2020 and will cliff vest on March 9, 2020 based on the Company’s relative total stockholder return compared to the other companies in the S&P SmallCap 600 Financial Sector Index, as well as continued employment.

(5)
Represents awards of RSUs under the 2017 Plan. The RSUs granted on March 9, 2018 vest in three equal annual installments on each of March 9, 2019, March 9, 2020 and March 9, 2021 subject to continued employment.

(6)
Represents the potential payouts under Cabot’s bonus plan for 2018. The threshold level was set at 50% of his base salary and the maximum level was set at 125% of his base salary. Mr. Stannard’s bonus is determined and paid in British pounds. For purposes of this table, we calculate the U.S. dollar equivalent for these amounts using an average exchange rate for 2018 of 1.335 U.S. dollars per British pound.

(7)
Represents an award of PSUs granted under the 2017 Plan in connection with the acquisition of Cabot that will time vest in three equal annual installments on each of July 24, 2019, July 24, 2020 and July 24, 2021 subject to continued employment and performance vest based on the performance of Cabot against a pre-established three-year cumulative Adjusted Net Income target.

(8)
Represents an award of PSUs granted under the 2017 Plan in connection with the acquisition of Cabot that will time vest in two equal annual installments on each of July 24, 2020 and July 24, 2021 subject to continued employment and performance vest based on the performance of Cabot against a pre-established three-year cumulative Adjusted Net Income target.

(9)
Represents an award of RSUs granted under the 2017 Plan in connection with the acquisition of Cabot. The RSUs vest in three equal annual installments on each of July 24, 2019, July 24, 2020 and July 24, 2021 subject to continued employment.

(10)
Represents an award of RSUs granted under the 2017 Plan in connection with the acquisition of Cabot. The RSUs vest in two equal annual installments on each of July 24, 2020 and July 24, 2021 subject to continued employment.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table sets forth information concerning awards that were outstanding for each of our NEOs as of December 31, 2018.

	Option Awards							Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)
Ashish Masih	40,000	—		—		$13.17	8/20/2019
	6,600	—		—		$17.90	2/25/2020
	4,166	—		—		$22.17	4/6/2022
	8,762	17,523	(2)	—		$30.95	3/9/2024
	—	—		13,316	(3)	$40.50	6/22/2024
								4,328	(4)	$101,708
								5,908	(5)	$138,838
								6,462	(6)	$151,857
								3,144	(7)	$73,884
								16,411	(8)	$385,659
											5,194	(9)	$122,047
											1,298	(10)	$30,503
											8,752	(11)	$205,672
											1,277	(12)	$29,998
Jonathan C. Clark	13,873	27,744	(2)	—		$30.95	3/9/2024
								6,429	(4)	$151,082
								6,647	(5)	$156,205
								10,231	(6)	$240,429
								10,393	(8)	$244,236
											7,715	(9)	$181,303
											1,929	(10)	$45,320
											5,544	(11)	$130,284
											809	(12)	$19,000
Gregory L. Call	5,000	—		—		$22.17	4/6/2022
	8,397	16,792	(2)	—		$30.95	3/9/2024
								3,763	(4)	$88,431
								4,702	(5)	$110,497
								6,192	(6)	$145,512
								7,658	(8)	$179,963
											4,516	(9)	$106,126
											1,129	(10)	$26,532
											4,084	(11)	$95,974
											596	(12)	$13,994
Paul Grinberg	13,873	27,744	(2)	—		$30.95	3/9/2024
								7,056	(4)	$165,816
								6,647	(5)	$156,205
								10,231	(6)	$240,429
								9,299	(8)	$218,527
											8,468	(9)	$198,998
											2,117	(10)	$49,750
											4,960	(11)	$116,560
											723	(12)	$16,991
Kenneth Stannard	—	—		—		—	—
								14,951	(13)	$351,349
								11,213	(14)	$263,506
											7,476	(15)	$175,674
											5,607	(16)	$131,753

__________________________________________

(1)	Market value for awards was calculated using the closing price of $23.50 per share for our common stock on December 31, 2018.

(2)
Amounts represent outstanding performance options under the 2013 Plan. Subject to continued employment, the performance options vest in equal annual installments over a three-year period if, within four years from the date of grant, the 20-trading day average of the NASDAQ-reported closing price per share of the Company’s common stock (subject to dividend-related adjustments) exceeds $38.6875 per share (a 25% increase from the closing price on the date of grant). The 20-trading day average of the NASDAQ-reported closing price per share of the Company’s common stock (subject to dividend-related adjustments) exceeded $38.6875 in June 2017, as such one third of these performance options vested on March 9, 2018 and the remaining performance options has or will time vest in equal installments on March 9, 2019, and March 9, 2020, subject to continued employment.

(3)
Represents an award of performance options under the 2017 Plan. Subject to continued employment, the performance options vest in equal annual installments on June 22, 2018, June 22, 2019, and June 22, 2020 (or if later, on the date the performance goal is achieved) if, within four years from the date of grant, the 20-trading day average of the NASDAQ-reported closing price per share of the Company’s common stock (subject to dividend-related adjustments) exceeds $50.63 per share per share (a 25% increase from the closing price on the date of grant).

(4)
Amounts reported represent outstanding portions of RSUs granted pursuant to the 2013 Plan on March 9, 2016. The RSU vests in three equal annual installments. The first two installments vested on March 9, 2017 and March 9, 2018. The remaining and disclosed portion vested on March 9, 2019.

(5)
Amounts reported represent outstanding portions of awards of one-time Retention RSU awards granted pursuant to the 2013 Plan on February 21, 2017. The remaining portion of the Retention RSU award vests on December 31, 2019, subject to continued employment.

(6)
Amounts reported represent outstanding portions of awards of RSUs granted pursuant to the 2013 Plan on March 9, 2017. The RSU award vests in three equal annual installments. The first installment vested on March 9, 2018. The remaining and disclosed portion vested or is scheduled to vest in equal installments March 9, 2019, and March 9, 2020, subject to continued employment.

(7)
Amounts reported represent outstanding portions of awards of RSUs granted pursuant to the 2017 Plan on June 22, 2017. The RSU award vests in three equal annual installments. The first installment vested on June 22, 2018. The remaining and disclosed portion is scheduled to vest on June 22, 2019 and June 22, 2020, subject to continued employment.

(8)
Amounts reported represent outstanding portions of awards of RSUs granted pursuant to the 2017 Plan on March 9, 2018. The RSU award vests in three equal annual installments. The first installment vested on March 9, 2018. The remaining and disclosed portion is scheduled to vest on March 9, 2019 and March 9, 2020, subject to continued employment.

(9)
Amounts reported represent outstanding portions of EPS PSUs granted pursuant to the 2013 Plan on March 9, 2016. The EPS PSUs vest over a three-year period based on the achievement of certain annual and three-year cumulative Adjusted EPS goals. Based on 2018 performance at below threshold levels, amount reported represents payout at threshold levels.  Based on 2018 performance, these EPS PSUs did not vest and were cancelled in February 2019 after certification of 2018 performance by the Compensation Committee.

(10)
Amounts reported represent outstanding portions of TSR PSUs granted pursuant to the 2013 Plan on March 9, 2016.  The PSUs vest after a three-year performance period based on the Company’s relative stockholder return performance compared to the component companies of the S&P SmallCap 600 Financial Sector Index. Based on 2018 performance at below threshold levels, amount reported represents payout at threshold levels. Based on performance, these TSR PSUs did not vest and were cancelled in February 2019 after certification of 2018 performance by the Compensation Committee.

(11)
Amounts reported represent outstanding portions of tranche 1 of the EPS PSUs granted pursuant to the 2017 Plan on March 9, 2018. Amount represents one-third of the total EPS PSU grant. See Summary Compensation Table footnote 1 for further information on the EPS PSU award. Tranche 1 of the EPS PSUs vested in March 2019 based on the achievement of a pre-established Economic EPS goal.  Based on 2018 performance at above target levels, amount reported represents payout at maximum levels.  Based on actual 2018 results the following amounts were issued in March 2019:

Ashish Masih	6,060
Jonathan C. Clark	3,839
Gregory L. Call	3,434
Paul Grinberg	2,828

(12)
Amounts reported represent outstanding portions of TSR PSUs granted pursuant to the 2017 Plan on March 9, 2018.  The PSUs vest following the end of the performance period based on the Company’s relative stockholder return performance compared to the component companies of the S&P SmallCap 600 Financial Sector Index. Based on 2018 performance at below threshold levels, amount reported represents payout at threshold levels.

(13)
Amount reported represents outstanding portions of RSUs granted under the 2017 Plan on August 22, 2018. The RSUs are scheduled to vest in three equal annual installments on each of July 24, 2019, July 24, 2020 and July 24, 2021 subject to continued employment.

(14)
Amount reported represents outstanding portions of RSUs granted under the 2017 Plan on August 22, 2018. The RSUs are scheduled to vest in two equal annual installments on each of July 24, 2020 and July 24, 2021 subject to continued employment.

(15)
Amount reported represents outstanding PSUs granted under the 2017 Plan granted on August 22, 2018 that will time vest in three equal annual installments on each of July 24, 2019, July 24, 2020 and July 24, 2021 subject to continued employment and performance vest based on the performance of Cabot against a pre-established three-year cumulative Adjusted Net Income target. Based on 2018 performance at below threshold levels, amount reported represents payout at threshold levels.

(16)
Amount reported represents outstanding PSUs granted under the 2017 Plan granted on August 22, 2018 that will time vest in two equal installments on each of July 24, 2020 and July 24, 2021 subject to continued employment and performance vest based on the performance of Cabot against a pre-established three-year cumulative Adjusted Net Income target. Based on 2018 performance at below threshold levels, amount reported represents payout at threshold levels.

2018 OPTION EXERCISES AND STOCK VESTED
The following table includes certain information with respect to stock option exercises and shares acquired on the vesting of stock awards for each of our NEOs during the fiscal year ended December 31, 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Ashish Masih	—	$—	16,959	$632,943
Jonathan C. Clark	—	$—	21,419	$831,307
Gregory L. Call	—	$—	13,255	$501,391
Paul Grinberg	10,000	$199,468	22,370	$874,768
Kenneth J. Stannard	—	$—	—	$—
__________________________________________

(1)	Amount represents the difference between the market value of the option shares on the exercise date and the option exercise price.

(2)	Amount represents the market value of the vesting stock on the vesting date.

POTENTIAL PAYMENTS UPON A TERMINATION OR CHANGE IN CONTROL
This section describes the payments that may be made to our NEOs upon separation under the Separation Plan (for Messrs. Masih, Clark and Call) or pursuant to an individual agreement (for Messrs. Grinberg and Stannard) and, based on certain assumptions or the circumstances described below.

Basic Assumptions
The tables presented in this section were prepared assuming each event triggering a payment or other benefit occurred on December 31, 2018 using the base salaries in effect and the share price of our common stock as of that day. Amounts for accrued but unpaid wages, accrued but unused paid-time off and reimbursable expenses payable upon separation are not reported in the “Salary” column because those are generally amounts that the employee is legally entitled to or amounts that all employees would be entitled to upon similar termination or resignation.
We note that because a change in control did not occur on December 31, 2018, and the executives were not terminated on that date, these tables are merely estimates intended to give the reader a general idea of possible payments upon a termination or change in control. There can be no assurance that a change in control would produce similar results to those described below if it were to occur in the future.

Payments upon a Termination Without Cause, Resignation for Good Reason or a Termination in Connection with a Change in Control
Employment and Executive Separation Plan Arrangements. We do not have formal employment agreements with our NEOs located in the United States; however, we entered into a letter agreement with Mr. Grinberg.  In addition, Messrs. Masih, Clark and Call are participants in the Company’s Executive Separation Plan (the “Separation Plan”). As of December 31, 2018, the terms and conditions relating to our employment termination arrangements (whether or not in connection with a change in control) were as follows:

•
Under Mr. Grinberg’s letter agreement, if he were terminated by the Company without Cause (defined below) or he terminated his employment for Good Reason (defined below), he would receive 150% of base salary paid in 12 equal installments in accordance with the regular payroll schedule, plus 100% of his target bonus, plus a prorated target bonus for the year of termination, plus 18 months of continued health benefits. Mr. Grinberg’s letter agreement also provided that if he were terminated without Cause (defined below), any equity awards that would have vested during the 18-month period following the termination of employment would accelerate and vest on the termination date.

•
The Separation Plan provides that if the executive is terminated without Cause or for Good Reason (both as defined in the Separation Plan), then the terminated executive would receive (1) two times his base salary, plus, (2) a pro rata bonus based on the number of months worked in the year of termination (if the applicable performance conditions are achieved) plus, (3) a lump sum cash payment equal to the estimated value of two years of continued health benefits. In addition, the unvested equity awards of each terminated executive would continue to vest as if the executive were still an employee for 12 months after the date of termination of employment.

•
The Separation Plan provides that if the executive is terminated without Cause in connection with a change of control of the Company or the executive terminates his employment for Good Reason in connection with a change in control, the terminated executive would receive (1) two times his base salary plus, (2) a prorated target bonus for the year of termination plus (3) the greater of 100% of his target bonus plus or 100% of his bonus that would have been paid assuming that actual year-to-date performance was annualized, plus (4) a lump sum cash payment equal to the estimated value of two years of continued health benefits.  In addition, performance-based equity awards would immediately vest pro rata (based on the amount of time employed during the performance period and based on the greater of target levels or to-date performance) and time-based equity awards would immediately vest.

•
Under the Company’s standard RSU and PSU agreements with the NEOs, unvested awards vest (1) upon death or disability of the executive (PSUs vest at target) and (2) if the executive’s employment is terminated without Cause (as defined in the award agreement) or if the executive resigns his employment for Good Reason (as defined in the award agreement), in either case, in connection with a Change of Control (as defined in the award agreement) or within 12 months after a Change of Control. However, the award agreements for the 2018 PSUs provide that upon a termination without Cause or for Good Reason, in either case, within 180 days prior to or two years after a Change of Control, then (1) if prior to a Change of Control, the award will remain outstanding and eligible to vest upon a Change of Control as described below (assuming the award is not assumed), and (2) if subsequent to a Change of Control, the PSUs that remain outstanding will vest.

•
Under the Company’s option agreements with the NEOs, unvested awards vest (to the extent any performance conditions have been satisfied) (1) upon death or disability of the executive and (2) if the executive’s employment is terminated without Cause (as defined in the award agreement) or if the executive resigns his employment for Good Reason (as defined in the award agreement), in either case, in connection with a Change of Control (as defined in the award agreement) or within 12 months after a Change of Control.

•
If a Change of Control occurs and the TSR PSUs are not assumed, then the TSR PSUs will vest based on the actual achievement of pro-rated performance goals through the Change of Control. If the TSR PSUs are assumed, they will be earned based on the actual achievement of pro-rated performance goals through the Change of Control, and will remain outstanding to vest on March 9, 2021 (subject to continued employment). EPS PSUs are subject to the same treatment, except that, with respect to any performance period that has not yet been completed as of the Change of Control, the target number of EPS PSUs will performance-vest, and will remain outstanding to vest on the March 9 on which the EPS PSU otherwise would have vested.

•
Under the Company’s Retention Restricted Cash Award agreements, unvested awards vest (1) upon death or disability of the executive and (2) if the executive’s employment is terminated without Cause (as defined in the award agreement) or if the executive resigns his employment for Good Reason (as defined in the award agreement), in either case, in connection with a Change of Control (as defined in the award agreement) or within 12 months after a Change of Control. The Retention Restricted Cash Award agreements also state that the awards should be treated as “equity compensation” for purposes of the Separation Plan.

Adjustments to Payments and Timing of Payments.
Under the Separation Plan. The Separation Plan contains a “best net” provision, which provides that if a participant becomes subject to the excise tax imposed by IRC Section 4999, then the Company and the participant agree that the aggregate “parachute payment” will be subject to possible reduction to the extent necessary to avoid penalties assessed under IRC Sections 280G and 4999 if such reduction would result in the participant retaining on an after-tax basis an amount equal to or greater than the amount that the participant would have retained had he not been subject to the excise tax.
For Mr. Grinberg. Pursuant to his letter agreement, the timing of any payments to Mr. Grinberg are subject to the applicable requirements of IRC Section 409A and the related treasury regulations, and may be delayed as necessary to comply therewith. In addition, all severance payments and benefits payable under the letter agreement are subject to possible reduction to the extent necessary to avoid penalties assessed under IRC Sections 280G and 4999. Specifically, the letter agreement provides that if any payment or benefit received pursuant to a change in control of the Company or otherwise that would be subject to the excise tax under IRC Section 4999, then such payment will be reduced so that either (1) the largest portion of the payment that would result in no portion of the payment being subject to the excise tax or (2) the largest portion, up to and including the total, of the payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes and the excise tax (all computed at the highest applicable marginal rate), results in his receipt, on an after-tax basis, of the greater amount of the payment.
Restrictive Covenants. As a condition to receiving the payments under the Separation Plan or the letter agreement and, as the case may be, the NEOs must agree to a broad release and waiver of claims and to maintain the confidentiality of Company information. The agreements also provide certain notice and related requirements that must be met. In addition, each executive is subject to the following obligations while he is receiving payments and other benefits under the agreement:

•	non-disparagement of the Company;

•	non-solicitation of our employees for 24 months following termination; and

•	continued cooperation with all outstanding matters or issues relating to the Company.
Definitions. The term “Cause” is generally defined in the letter agreement with Mr. Grinberg as any one of the following reasons:

•	failure to adhere to any legal written policy applicable to all our employees;

•	repeated and consistent failure to substantially perform job duties;

•
actual or attempted appropriation of material business opportunity of the Company, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Company;

•	actual or attempted misappropriation of our funds or property;

•	conviction of or guilty or no-contest plea to a felony or an equivalent crime, a crime of moral turpitude or a crime involving possible imprisonment;

•	conduct materially injurious to our reputation or business; or

•	willful misconduct.
The term “Cause” for purposes of the Separation Plan is defined as any of the following reasons:

•	a conviction of the participant of – or the plea of guilty or nolo contendere to – (1) a felony or (2) a misdemeanor involving moral turpitude;

•	a willful misconduct or gross negligence by the participant;

•	failure by the participant to carry out the lawful and reasonable directions of the Board or the participant’s immediate supervisor, as the case may be;

•	refusal to cooperate or non-cooperation by the participant with any government regulatory authority; or

•
fraud, embezzlement, theft or dishonesty by the participant against the Company or any subsidiary or a material violation by the participant of a policy or procedure of the Company or the Company’s Standards of Business Conduct, resulting, in any case, in harm to the Company or any subsidiary.

The term “Good Reason” is defined as any one of the following reasons:

•	material reduction in the executive’s base compensation or target bonus;

•	material reduction in the titles, authority, duties or responsibilities of the executive;

•	change in the location at which the executive provides services for the Company, of more than 35 miles from the executive’s present office location or primary residence, without consent;

•	in the case of the Separation Plan, any failure of the Company to obtain the assumption of its obligations under the Separation Plan by the acquirer within 45 days of a Change in Control;

•	for Mr. Grinberg, material reduction in his expense reimbursement entitlements; or

•	for Mr. Grinberg, any voluntary termination, upon no less than 90 days prior written notice of such termination to the Company.
For situations where there is a termination in connection with a Change of Control, the term “Change of Control” is defined in equity award agreements as any one of the following (the Separation Plan has a substantially similar definition, but includes a change of a majority of the Board):

•	any sale, lease, exchange or other transfer (in one transaction or series of related transactions) of all or substantially all the Company’s assets to any person (as defined in Section 3(a)(9)

of the Exchange Act) or group of related persons (as such term is defined under Section 13(d) of the Exchange Act, “Group”);

•	the Company’s stockholders approve and complete any plan or proposal for the liquidation or dissolution of the Company;

•
any person or Group becomes the beneficial owner, directly or indirectly, of shares representing more than 50.1% of the aggregate voting power of the issued and outstanding stock entitled to vote in the election of directors of the Company and such person or Group has the power and authority to vote such shares; or

•
the completion of a merger, reorganization, consolidation or other corporate transaction involving the Company in which holders of the Company’s stock immediately before the completion of the transaction hold, directly or indirectly, immediately after the transaction, 50% or less of the common equity interest in the surviving corporation or other entity resulting from the transaction.

Stannard Employment Agreement. Mr. Stannard has an employment agreement with Cabot, which provides for 12 months’ notice by Cabot prior to his termination (except in certain circumstances, such as gross misconduct, criminal offense, and failure to perform specified duties) or 12 months’ notice by Mr. Stannard prior to any resignation. Pursuant to his employment agreement, for a 12-month period after termination Mr. Stannard is subject to certain restrictions, including, non-solicitation and non-competition restrictions.
Cabot may terminate the employment agreement at any time by paying an amount equal to the salary Mr. Stannard would have received during any remaining portion of the 12-month notice period.
Termination Without Cause or Resignation for Good Reason. The following table summarizes the amounts we estimate would be payable to the NEOs upon a termination without Cause or resignation for Good Reason as outlined in the Separation Plan and employment agreement for our NEOs and described above, assuming the triggering event occurred on December 31, 2018.

Name	Severance Salary Payments(1)	Severance Bonus Payments(2)	Value of Unvested Restricted Cash Awards with Accelerated Vesting(3)	COBRA or Cash Payment for Health or Other Benefits(4)	Fair Market Value of Unvested Equity Awards with Accelerated Vesting(5)	Total
Ashish Masih	$1,500,000	$750,000	$200,000	$52,619	$584,845	$3,087,464
Jonathan C. Clark	$1,150,000	$591,418	$225,000	$33,368	$574,082	$2,573,868
Gregory L. Call	$800,000	$323,100	$159,150	$52,619	$379,690	$1,714,559
Kenneth J. Stannard(6)	$560,700	$—	$—	$—	$—	$560,700
__________________________________________

(1)
Amounts represent amounts owed in a lump sum in excess of regular salary and other benefits payable through the last day of employment in accordance with our standard policies. Amounts include: (a) 200% of base salary for Messrs. Masih, Clark and Call and (b)100% of base salary for Mr. Stannard. For Mr. Stannard, who receives his base salary in British pounds, we calculate the U.S. dollar equivalent for this amount using an average exchange rate for 2018 of 1.335 U.S. dollars per British pound.

(2)	For Messrs. Masih, Clark and Call severance bonus includes a lump sum cash payment equal to a pro rata annual bonus with respect to the year that separation occurs.

(3)
The Retention Restricted Cash Award agreements state that for purposes of the Separation Plan the awards should be treated as “equity compensation.” As such the unvested restricted cash awards of each terminated executive that is a participant in the Separation Plan would remain outstanding and continue to vest as if the executive were still an employee for 12 months after the date of termination of employment.

(4)
For Messrs. Masih, Clark and Call amounts represent the estimated value of two years of continued health benefits based on each executive’s estimated insurance coverage held, and cost premiums, as of December 31, 2018. For Mr. Stannard, amount assumes the Company terminates his employment agreement. If the Company did not terminate his employment agreement Mr. Stannard would also receive 12 months of continued health benefits and approximately $84,105 of Opt-out Cash Payments.

(5)
Fair market value is based on the closing price of $23.50 per share for our common stock on December 31, 2018. Assumes no acceleration of vesting or payout for EPS PSUs that are not expected to vest. Assumes payout at target for TSR PSUs and EPS PSUs that are expected to vest.

(6)	If Mr. Stannard resigns, amounts would be zero.

Termination in Connection with a Change in Control. The following table summarizes the amounts we estimate would be payable to the NEOs upon a termination in connection with a change of control as outlined in the equity and restricted cash award agreements, Separation Plan and employment agreement for our NEOs and described above, assuming the triggering event occurred on December 31, 2018.

Name	Severance Salary Payments(1)	Severance Bonus Payments(2)	Value of Unvested Restricted Cash Awards with Accelerated Vesting(3)	COBRA or Cash Payment for Health or Other Benefits(4)	Fair Market Value of Unvested Equity Awards with Accelerated Vesting(5)	Total
Ashish Masih	$1,500,000	$1,500,000	$200,000	$52,619	$1,525,573	$4,778,192
Jonathan C. Clark	$1,150,000	$1,140,553	$225,000	$33,368	$1,478,597	$4,027,518
Gregory L. Call	$800,000	$623,100	$159,150	$52,619	$961,667	$2,596,536
Kenneth J. Stannard	$560,700	$—	$—	$—	$1,229,708	$1,790,408
__________________________________________

(1)
Amounts in this column represent amounts owed in a lump sum in excess of regular salary and other benefits payable through the last day of employment in accordance with our standard policies. Amounts include: (a) 200% of base salary for Messrs. Masih, Clark and Call and (b)100% of base salary for Mr. Stannard. For Mr. Stannard, who receives his base salary in British pounds, we calculate the U.S. dollar equivalent for this amount using an average exchange rate for 2018 of 1.335 U.S. dollars per British pound.

(2)
For Messrs. Masih, Clark and Call, amounts include (i) a lump sum cash payment equal to a pro rata target bonus with respect to the year that separation occurs plus (ii) the greater of 100% of the executive’s respective target bonus or 100% of the executive’s respective bonus that would have been paid assuming that actual year-to-date performance was annualized.

(3)
Under the Retention Restricted Cash Award agreements, unvested awards vest if the executive’s employment is terminated without Cause (as defined in the award agreement) or if the executive resigns his employment for Good Reason (as defined in the award agreement), in either case, in connection with a Change of Control (as defined in the award agreement) or within 12 months after a Change of Control.

(4)
For Messrs. Masih, Clark and Call, amounts represent the estimated value of two years of continued health benefits based on each executive’s estimated insurance coverage held, and cost premiums, as of December 31, 2018. For Mr. Stannard, amount assumes the Company terminates his employment agreement. If the Company did not terminate his employment agreement Mr. Stannard would also receive 12 months of continued health benefits and approximately $84,105 of Opt-out Cash Payments.

(5)	Fair market value is based on the closing price of $23.50 per share for our common stock on December 31, 2018. Payout of PSUs is calculated assuming performance at target levels.
Termination in the Event of a Death or Disability. The following table summarizes the amounts we estimate would be payable to the NEOs in the event of a death or disability of the NEO on December 31, 2018.

Name	Severance Salary Payments(1)	Severance Bonus Payments	Value of Unvested Restricted Cash Awards with Accelerated Vesting(2)	COBRA or Cash Payment for Health Benefits(1)	Fair Market Value of Unvested Equity Awards with Accelerated Vesting(5)	Total
Ashish Masih	$—	$—	$200,000	$—	$1,525,573	$1,725,573
Jonathan C. Clark	$—	$—	$225,000	$—	$1,478,597	$1,703,597
Gregory L. Call	$—	$—	$159,150	$—	$961,667	$1,120,817
Kenneth J. Stannard	$—	$—	$—	$—	$1,229,708	$1,229,708
__________________________________________

(1)	There are no amounts payable in excess of regular salary and other benefits payable through the last day of employment in accordance with our standard policies.

(2)	Under the Retention Restricted Cash Award agreements, unvested awards vest upon death or disability.

(3)	Fair market value is based on the closing price of $23.50 per share for our common stock on December 31, 2018. Payout of PSUs is calculated assuming performance at target levels.
Grinberg Termination. Mr. Grinberg retired from the Company on January 2, 2019, which pursuant to his letter agreement was a termination for “Good Reason” as he had provided the Company notice prior to 90 days before his resignation. As such pursuant to his letter agreement he will receive cash payments from the Company in July 2019 for (1) $900,000, which is 150% of his base salary; (2) $600,000, his target KCP bonus for 2019 and (3) $3,288, his prorated target KCP bonus for 2019. In addition, pursuant to the Transition Agreement he entered with the Company in August 2018, Mr. Grinberg will also receive from the Company in July 2019 a transition fee of $300,000 and his KCP bonus for 2018 of $600,000. Pursuant to the Transition Agreement, which provided for continued vesting on outstanding equity awards through March 10, 2019, Mr. Grinberg vested in a total of 18,706 RSUs and PSUs on March 9, 2019 and all other remaining outstanding equity awards were cancelled.

CEO PAY RATIO DISCLOSURE
As required by the Dodd-Frank Act and Item 402(u) of Regulation S-K, we are providing the following information regarding the ratio of the annual total compensation of Mr. Masih, our CEO, to that of the employee who has been identified as having annual compensation that is the median of all of our employees, excluding our CEO. We believe that the pay ratio disclosed below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.  SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies, estimates and assumptions and, as a result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.
For 2018, our last completed fiscal year, the total annualized compensation of Mr. Masih was $2,795,066 and the median employee’s annual total compensation was $23,641, resulting in a ratio of 118:1.
We identified the median employee by examining the 8,649 employees at the Company and its subsidiaries as of December 1, 2018. We identified our median employee by using a consistently applied compensation measure calculated as of December 1, 2018, which aggregated for each employee (a) annual base salary for salaried employees or hourly rate multiplied by work schedule for hourly employees, (b) target cash bonus and (c) actual commissions. We annualized pay for our full-time or permanent employees who were employed by us for less than the entire fiscal year. Compensation amounts paid in foreign currencies were converted to U.S. dollars based on exchange rates in effect on December 1, 2018. We did not include long term incentive awards in the calculation of the median employee because only a small number of employees receive long term incentive awards and, as a result, inclusion would not affect the calculation of the median employee. The Company did not make any cost-of-living adjustments.
Once we identified our median employee, we identified and calculated the elements of that employee’s compensation for 2018 in accordance with the requirements of 402(c)(2)(x) of Regulation S-K.

COMPENSATION OF DIRECTORS
We compensate our non-employee directors for their service on the Board with a combination of cash and equity awards. The Company believes that director compensation should be reasonable in light of what is customary for companies of similar size, scope and complexity. After consideration of market data and based on the recommendation from the Compensation Committee and its independent compensation consultant, the Board made changes, effective September 2018, to the Company’s cash compensation plan for non-employee directors.  Based on our market review, our non-employee director compensation is at approximately the median level as compared to our peer group.

Cash Retainers and Meeting Fees
In 2018, each non-employee director received an annual cash retainer for his or her service on the Board, as well as additional cash retainers if he or she serves as the Chairman of the Board, on a committee or as the chair of a committee. Annual retainers were paid quarterly and were prorated based on the non-employee director’s service during the fiscal year. Non-employee directors were reimbursed for travel and other reasonable out-of-pocket expenses related to attendance at Board and committee meetings. The following table sets forth annual cash compensation for non-employee directors in effect during fiscal 2018, including the changes that were effective as of September 2018:

	Prior to Sept. 2018	Increase as of Sept. 2018
Board Annual Retainer	$60,000	$—
Chair Annual Retainers
Non-Executive Chairman of the Board	$70,000	$50,000
Audit Committee Chair	$25,000	$—
Consumer Experience and Compliance Committee Chair	$25,000	$—
Compensation Committee Chair	$20,000	$5,000
Nominating and Corporate Governance Committee Chair	$20,000	$5,000
Risk and Information Security Committee Chair	$20,000	$5,000
Committee Service Annual Retainers (Per Committee)	$10,000	$—
Cabot Board Service Annual Retainer(1)	$50,000	$—
Additional Committee Service Fee (per meeting)(2)	$1,000	$—
__________________________________________

(1)
Represents a retainer for non-employee directors that the Company has appointed as directors of its subsidiary, Cabot Credit Management. Mr. Monaco served on the Cabot Credit Management Board from March 2018 to December 2018. Mr. Sorensen served on the Cabot Credit Management Board until December 2018.

(2)
Non-employee directors receive an additional committee service fee of $1,000 per meeting starting with the seventh meeting of a single committee in any one year, to ensure that their time is fairly recognized in periods of unusually high activity.

Equity Compensation
Initial Grant. Each non-employee director who joins the Board receives an initial equity award with a grant-date fair market value of $50,000 (granted as shares of Company common stock, to be granted on the fifth business day following the date the non-employee director becomes a member of the Board).
Annual Grant. Each non-employee director elected at an annual meeting receives an equity award with a grant-date fair market value of $120,000 (granted as shares of Company common stock, to be granted on the fifth business day following the date of the annual meeting).
Vesting. Equity awards granted to our non-employee directors are fully vested on the date of grant.

Non-Employee Director Deferred Stock Compensation Plan
In prior periods, equity award retainers were granted as fully vested RSUs with underlying shares issued to the non-employee directors within 10 days from the date the non-employee director is no longer a member of the Board.

In June 2016, the Company established a deferred compensation plan for non-employee directors that allows the deferral of cash payments and/or equity awards in the form of deferred stock units (“DSUs”). If a non-employee director elects to defer compensation, the non-employee director’s DSUs will be distributed to him or her in the form of Company common stock following his or her separation from service with the Board.
All directors have currently elected to receive their annual equity retainer in the form of DSUs. Certain directors have also elected to receive portions of their annual cash retainers in the form of DSUs. If the Company declares a dividend, non-employee director will be paid a dividend in the same method and at the same time as other stockholders of the Company are paid such dividends.
Stock Ownership Guidelines. The Company has adopted equity ownership requirements to promote substantial equity ownership by the Company’s non-employee directors and thereby further align their interests with the interests of our stockholders. Under these requirements, each non-employee director is required to own equity equal to five times the annual Board cash retainer. Non-employee directors who have not yet met their equity ownership requirements are required to retain 100% of their after-tax shares until the share ownership requirement is met. All directors are currently in compliance with the stock ownership guidelines.
The following table sets forth the compensation earned by non-employee directors for service on our Board for the fiscal year ended December 31, 2018.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)(3)	All Other Compensation(4)	Total
Ash Gupta	$101,667	$119,991	$10,000	$231,658
Wendy G. Hannam	$109,000	$119,991	$—	$228,991
Michael P. Monaco	$213,167	$119,991	$—	$333,158
Laura Newman Olle	$105,667	$119,991	$10,000	$235,658
Francis E. Quinlan	$101,667	$119,991	$9,550	$231,208
Norman R. Sorensen	$130,389	$119,991	$—	$250,380
Richard J. Srednicki	$80,000	$119,991	$10,000	$209,991
Richard P. Stovsky(5)	$32,222	$154,527	$5,500	$192,249
__________________________________________

(1)
Amounts reported in this column include amounts earned for service on the Board, Cabot’s Board of Directors and various committees for service during 2018. In 2018, Messrs. Gupta and Srednicki each elected to defer portions of cash retainers into DSUs pursuant to the Non-Employee Director Deferred Stock Compensation Plan. Mr. Gupta and Mr. Srednicki received 2,771 DSUs and 1,088 DSUs, respectively, in lieu of cash as a result of their elections to defer portions of their cash retainers.

(2)
Amount represents the grant date fair value of equity awards to each of our non-employee directors computed in accordance with FASB ASC Topic 718.  Each director received an annual equity award retainer of 3,243 DSUs. The grant date fair value may not reflect to the actual value ultimately recognized by the directors, which may be higher or lower based on a number of factors, including the Company’s performance and stock price fluctuations. For information on the assumptions used in calculating the amounts reported, see the “Stock-Based Compensation” footnote in the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2018.

(3)	The aggregate number of shares underlying outstanding RSUs and DSUs for each of the non-employee directors as of December 31, 2018 was:

Ash Gupta	20,222
Wendy G. Hannam	14,368
Michael P. Monaco	16,631
Laura Newman Olle	17,193
Francis E. Quinlan	19,853
Norman R. Sorensen	22,030
Richard J. Srednicki	20,250
Richard P. Stovsky	3,937

(4)	Amount represents a matching contribution pursuant to the charitable donations program of the Company.

(5)	Mr. Stovsky was appointed to the Board on August 6, 2018.

NON-BINDING VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS (PROPOSAL NO. 2)

Proposal
Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executives officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.
As described in detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our stockholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. We urge you to read the Compensation Discussion and Analysis of this proxy statement, which discusses how the Company’s executive compensation program reflects our compensation philosophy and describes in detail the decisions made by the Compensation Committee in 2018.
The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.
Accordingly, we ask our stockholders to vote on the following resolution at the annual meeting:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2019 annual meeting of stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”
Unless our Board modifies its policy on the frequency of say-on-pay votes, a non-binding, advisory vote on the compensation of our named executive officers will again be included in our proxy statement next year.

Required Vote
The vote is advisory, which means that the vote is not binding on the Company, our Board or the Compensation Committee of the Board. To the extent there is any significant vote against our named executive officer compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders.

The Board of Directors recommends a vote FOR, in a non-binding vote, the compensation of the Company’s named executive officers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Person Transaction Policy and Procedures
The Audit Committee of our Board has adopted a written policy and related procedures concerning “related person transactions.” Under our written policy, the Audit Committee continues to be responsible for the regular review and approval or disapproval of “related person transactions” between the Company or a subsidiary of the Company and certain “related persons.” The policy tracks the SEC rules with respect to defining who and which transactions are covered by the policy. A “related person” is a director, officer, nominee for director or 5% stockholder of the Company since the beginning of the last fiscal year and their immediate family members. Transactions covered by the policy are those in which the Company or a subsidiary of the Company is a participant, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest.

Related Person Transactions
We have entered into indemnification agreements with certain of our officers and directors pursuant to which we agreed to indemnify each officer and director to the fullest extent authorized by law against certain expenses and losses arising out of claims related to the service by such person as an officer or member of our Board or in certain other capacities.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
The following table sets forth certain information concerning the beneficial ownership of our common stock as of April 22, 2019, by: (1) each director and director nominee; (2) each Named Executive Officer; (3) each person who is known by us to be the beneficial owner of more than five percent (5%) of our outstanding common stock; and (4) all directors and executive officers as a group. Calculations of beneficial ownership are based on 30,966,649 shares of our common stock outstanding on April 22, 2019. Except as otherwise indicated, we believe each person has sole voting and investment power, subject to community property laws.

Name and Address of Beneficial Owner(1)	No. of Shares Beneficially Owned(2)	Percent of Class(2)
Broad Run Investment Management, LLC(3)	3,869,907	12.50%
BlackRock, Inc.(4)	3,819,438	12.33%
William Blair Investment Management, LLC(5)	3,348,785	10.81%
T.Rowe Price Associates, Inc.(6)	3,116,336	10.06%
The Vanguard Group(7)	3,085,230	9.96%
JCF III Europe Holdings L.P.(8)	2,827,644	9.13%
Invesco Ltd.(9)	2,171,435	7.01%
Allianz Global Investors U.S. Holdings LLC(10)	2,146,772	6.93%
RE Advisers Corporation(11)	1,754,059	5.66%
UBS Group AG(12)	1,551,346	5.01%
Dimensional Fund Advisors LP(13)	1,546,966	5.00%
Ashish Masih(14)	152,923	*
Jonathan C. Clark(14)	90,618	*
Gregory L. Call(14)	70,822	*
Kenneth J. Stannard	121,178	*
Ash Gupta(15)(16)	8,396	*
Wendy G. Hannam(15)	16,868	*
Michael P. Monaco(15)	16,631	*
Laura Newman Olle(15)	17,193	*
Francis E. Quinlan(15)	20,053	*
Norman R. Sorensen(15)	24,030	*
Richard J. Srednicki(15)	20,544	*
Richard P. Stovsky(15)	3,937	*
Current directors and executive officers as a group (13 persons)(14)(15)	578,576	1.85%
__________________________________________

*	Less than one percent.

(1)	The address for all directors and executive officers of Encore Capital Group, Inc. is c/o Encore Capital Group, Inc., 350 Camino De La Reina, Suite 100, San Diego, CA 92108.

(2)
The numbers and percentages shown include the shares of common stock beneficially owned as of April 22, 2019, as well as the shares of our common stock that the person or group had the right to acquire within 60 days of such date. In calculating the percentage of ownership, all shares of common stock that the identified person or group had the right to acquire within 60 days of April 22, 2019, upon the exercise of options or the settlement of RSUs, including vested, deferred issuance RSUs and DSUs, are deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by such person or group, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by any other person.

(3)
Information with respect to Broad Run Investment Management, LLC (“Broad Run”) is based solely on a Schedule 13G/A filed with the SEC on February 14, 2019 by Broad Run. The address for Broad Run is 1530 Wilson Blvd, Suite 530, Arlington, VA 22209.

(4)
Information with respect to BlackRock, Inc. (“BlackRock”) is based solely on a Schedule 13G/A filed with the SEC on January 28, 2019 by BlackRock. BlackRock has sole voting power with respect to 3,752,639 shares and sole dispositive power with respect to 3,819,438 shares. The address for BlackRock is 55 East 52nd Street, New York, NY 10055.

(5)
Information with respect to William Blair Investment Management, LLC (“WBIM”) is based solely on a Schedule 13G/A filed with the SEC on February 13, 2019 by WBIM. WBIM has sole voting power with respect to 2,981,875 shares and sole dispositive power with respect to 3,348,785 shares. The address for WBIM is 150 North Riverside Plaza, Chicago, IL 60606.

(6)
Information with respect to T. Rowe Price Associates, Inc. (“T.Rowe”) is based solely on a Schedule 13G/A filed with the SEC on April 10, 2019. T.Rowe has sole voting power with respect to 492,678 shares and sole dispositive power with respect to 3,116,336 shares. The address for T.Rowe is 100 E. Pratt Street, Baltimore, MD 21202.

(7)
Information with respect to The Vanguard Group (“Vanguard”) is based solely on a Schedule 13G/A filed with the SEC on February 11, 2019. Vanguard has sole voting power with respect to 25,766 shares and sole dispositive power with respect to 3,057,744 shares. Vanguard has shared voting power with respect to 4,500 shares and shared dispositive power with respect to 27,486 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 22,986 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 7,280 shares as a result of its serving as investment manager of Australian investment offerings. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(8)
Information with respect to JCF III Europe Holdings L.P. (“JCF”) is based solely on a Schedule 13G/A filed with the SEC on March 21, 2019 by JCF. The address for JCF is 767 Fifth Avenue, 23rd Floor, New York, New York 10153.

(9)
Information with respect to Invesco Ltd. is based solely on a Schedule 13G/A filed with the SEC on February 4, 2019 by Invesco Ltd. The address for Invesco Ltd. is 1555 Peachtree Street NE, Suite 1800, Atlanta GA 30309.

(10)
Information with respect to Allianz Global Investors U.S. Holdings LLC (“AGI US Holdings”) is based solely on a Schedule 13G/A filed with the SEC on February 13, 2019 by AGI US Holdings. Allianz Global Investors U.S. LLC (“AGI US”) has sole voting and dispositive power with respect to 673,061 shares. Allianz Global Investors GmbH (“AGI GmbH”) has sole voting and dispositive power with respect to 1,441,669 shares. Allianz Global Investors Asia Pacific Ltd (“AGI AP”) has sole voting and dispositive power with respect to 10,095 shares. Allianz Global Investors Taiwan (“AGI Taiwan”) has sole voting and dispositive power with respect to 21,947 shares. Each of AGI US, AGI GmbH, AGI AP and AGI Taiwan (collectively, the “AGI Advisers”) is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, as amended, and a directly or indirectly wholly-owned subsidiary or affiliate of of AGI US Holdings. The securities reported are held by investment advisory clients or discretionary accounts of which an AGI Adviser is the investment adviser.  Each AGI Adviser may be deemed to beneficially own the securities held by its clients or accounts. Because AGI US Holdings is the parent holding company of the AGI Advisers that are its subsidiaries or affiliates, it may be deemed to beneficially own the securities held by those AGI Advisers’ clients or accounts. The address for AGI US Holdings is 1633 Broadway, New York, NY 10019.

(11)
Information with respect to RE Advisors Corporation (“RE”) is based solely on a Schedule 13G filed with the SEC on February 13, 2019 by RE. The address for RE is 4301 Wilson Boulevard, Arlington, VA 22203.

(12)
Information with respect to UBS Group AG (“UBS”) is based solely on a Schedule 13G filed with the SEC on February 15, 2019 by UBS. The reported shares are owned, directly or indirectly, by UBS and its wholly-owned subsidiaries UBS AG London Branch, UBS Securities LLC and UBS Financial Services Inc. The address for these entities is Bahnhofstrasse 45, PO Box CH-8098, Zurich, Switzerland.

(13)
Information with respect to Dimensional Fund Advisors LP is based solely on a Schedule 13G filed with the SEC on February 8, 2019. Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or subadviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Dimensional Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or subadviser to certain Dimensional Funds. In its role as investment advisor, subadviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities that are owned by the Dimensional Funds, and may be deemed to be the beneficial owner of the shares held by the Dimensional Funds. However, all securities reported are owned by the Dimensional Funds. Dimensional disclaims beneficial ownership of such securities. Dimensional has sole voting power with respect to 1,455,501 shares and sole dispositive power with respect to 1,546,966 shares. The address for Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas, 78746.

(14)	Includes the following number of shares of common stock that may be issued upon the exercise of options that are exercisable within 60 days of April 22, 2019:

Ashish Masih	68,290
Jonathan C. Clark	27,745
Gregory L. Call	21,793
Directors and executive officers as a group	125,860

(15)
Includes the following number of fully vested deferred issuance RSUs and DSUs, which were issued as director compensation for Board service and the underlying shares will be distributed when the director is no longer a member of the Board:

Ash Gupta	3,396
Wendy G. Hannam	14,368
Michael P. Monaco	16,631
Laura Newman Olle	17,193
Francis E. Quinlan	19,853
Norman R. Sorensen	22,030
Richard J. Srednicki	20,544
Richard P. Stovsky	3,937
Directors and executive officers as a group	117,952

(16)
Amount does not include 17,598 DSUs that were issued as director compensation for Board service. The distribution of the underlying shares of common stock will occur within 10 business days following the fifth anniversary of the date Mr. Gupta is no longer a member of the Board.

EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth information about our existing equity compensation plans (including individual compensation arrangements) as of December 31, 2018.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	1,745,191	(1)	$23.84	(2)	5,331,236	(3)
Equity compensation plans not approved by security holders	—		—		—
Total	1,745,191	(1)	$23.84	(2)	5,331,236	(3)
__________________________________________

(1)
Includes (a) 1,218,359 unvested RSUs and PSUs, (b) 254,484 deferred RSUs or DSUs that are vested but for which the underlying shares have not been issued, and (c) 272,348 outstanding stock options, in each case as of December 31, 2018. Assumes a payout at maximum level with respect to the PSUs.

(2)	The calculation of the weighted average exercise price includes only stock options and does not include outstanding RSUs, PSUs or DSUs.

(3)
The aggregate number of securities available for issuance under the 2017 Plan will be reduced by 2.12 shares for each share delivered in settlement of any full value award and by one share for each share delivered in settlement of any stock option or stock appreciation right.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our executive officers and directors and persons who beneficially own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. We assist most of our directors and officers by monitoring transactions and completing and filing Section 16 reports on their behalf. Based solely on a review of the copies of Section 16 reports in our possession and on written representations from reporting persons, we believe that during 2018 all required reports for our directors, executive officers and persons who beneficially own more than 10% of our common stock were filed on a timely basis, except one Form 4 for each of Messrs. Gupta and Srednicki with respect to deferred stock grants for their service on the Board, which were filed late as a result of an administrative error.

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL NO. 3)

Proposal
We have selected BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019, and we are submitting our selection of BDO USA, LLP for ratification by stockholders at the annual meeting. BDO USA, LLP began auditing our consolidated financial statements with the fiscal year ended December 31, 2001.
Stockholder ratification of the selection of BDO USA, LLP as our independent registered public accounting firm is not required. If our stockholders fail to ratify the election, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such an appointment would be in our best interest and that of our stockholders.

Required Vote
Approval of this proposal requires the affirmative vote of the holders of a majority of the votes cast in person or by proxy and entitled to vote at the meeting.

The Board of Directors recommends a vote FOR the ratification of the selection of BDO USA, LLP as our independent registered public accounting firm for 2019.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We expect representatives of BDO USA, LLP to be available at the annual meeting and they will be given an opportunity to make a statement if they desire to do so and to respond to appropriate questions regarding BDO USA, LLP ’s audit of our consolidated financial statements and records for the fiscal year ended December 31, 2018.

Audit and Non-Audit Fees
The following table presents fees billed for professional audit services rendered by BDO USA, LLP as our independent registered public accounting firm for the audit of our annual financial statements for the fiscal years ended December 31, 2018 and 2017, and fees billed for other services rendered by BDO USA, LLP during those periods:

	2018		2017
Audit Fees(1)	$3,580,019	(2)	$2,978,424	(2)
Audit-Related Fees(3)	$15,763		$15,821
Tax Fees	—		—
All Other Fees	—		—
Total	$3,595,782		$2,994,245
__________________________________________

(1)
Audit fees include fees and related expenses for professional services rendered by our independent accountant for the annual audit of our financial statements and of our internal control over financial reporting, the quarterly review of our financial statements, review of other documents filed with the SEC and audits of certain subsidiaries and business for statutory, regulatory and other purposes.

(2)	Includes $1,679,686 in 2018 and $1,707,581 in 2017 in fees and expenses relating to the Company’s operations in the United Kingdom.

(3)
Audit-related fees consist of fees and related expenses for assurance and related services rendered by our independent registered public accounting firm for fees associated with the audits of our 401(k) plans.

Approval of Independent Registered Public Accounting Firm Services and Fees
The Audit Committee has adopted a policy requiring pre-approval of all audit, review and attest engagements and engagements for permitted non-audit services provided by the independent registered public accounting firm to the Company and any of our affiliates. The Audit Committee may pre-approve predictable and recurring services by category on an annual basis. The Audit Committee may delegate pre-approval authority to one or more of its members who are independent directors of the Company, provided that such decisions made by the delegated director are presented to the full Audit Committee during its regularly scheduled meetings.
In accordance with applicable SEC regulations, permitted non-audit services may be performed without pre-approval if: (1) the services were not recognized by the Company at the time of engagement to be non-audit services; (2) the aggregate amount of fees for all such services provided constitutes no more than 5% of the total amount of revenues paid by the Company to the independent registered public accounting firm during a fiscal year; (3) the services are brought promptly to the attention of the Audit Committee; and (4) the approval is given prior to the completion of the audit. The CFO is responsible for bringing to the attention of the Audit Committee any such services that were not pre-approved because they were not recognized by the Company at the time of engagement to be non-audit services. The Audit Committee or a delegated representative pre-approved 100% of the audit-related services provided by our independent registered public accounting firm for the fiscal years ended December 31, 2018 and 2017.

REPORT OF THE AUDIT COMMITTEE
In accordance with our written charter, the Audit Committee assists the Board in oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. We currently are composed of four members, each of whom has been determined by the Board to be an independent director, as independence is defined by the listing rules of The NASDAQ Stock Market and the rules and regulations of the SEC.
BDO USA, LLP, the Company’s independent registered public accounting firm, has unrestricted access to the Audit Committee. The Audit Committee may invite other members of the Board to attend Audit Committee meetings based upon their expertise, familiarity with the Company and its industry and other factors. In performing our oversight function, we have reviewed the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2018 and met with both management and BDO USA, LLP to discuss those consolidated financial statements. Management has represented to us that the consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. We have also (i) received from, and discussed with, BDO USA, LLP the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301 (Communications with Audit Committees); and (ii) with and without management present, discussed and reviewed the results of BDO USA, LLP’s audit of: (A) the Company’s consolidated financial statements; and (B) the effectiveness of internal control over financial reporting. In addition, we have received the written disclosures and the letter from BDO USA, LLP required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and have discussed with BDO USA, LLP its independence.
Based on these reviews and discussions, and subject to the limitations on the role of the Audit Committee and the Audit Committee’s responsibility described in the Audit Committee’s written charter, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

Audit Committee:

Richard P. Stovsky, Chairman
Wendy G. Hannam
Michael P. Monaco
Norman Sorensen

AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF THE COMPANY’S COMMON STOCK FROM 50,000,000 TO 75,000,000 (PROPOSAL NO. 4)

Proposal

Our Amended and Restated Certificate of Incorporation (“Charter”) currently authorizes the issuance of 50,000,000 shares of common stock and 5,000,000 shares of preferred stock.
On April 11, 2019, our Board approved and declared advisable an amendment to our Charter that would increase the number of authorized shares of common stock by 25,000,000, from 50,000,000 to 75,000,000 (the “Amendment”). We are not proposing to make any changes to our authorized shares of preferred stock. The proposed amendment is subject to approval by our stockholders.
The Board of Directors authorized the Amendment to provide us with greater flexibility to issue our common stock from time to time for various corporate purposes, including, but not limited to, capital raising, financing transactions, possible merger and acquisition transactions, awards under stockholder-approved equity incentive plans or other general corporate purposes. The additional authorized shares of our common stock would enable us to pursue strategic, financial or capital opportunities as they may be presented and to take timely advantage of market conditions as they may arise, without the delay and expense associated with calling and convening a special meeting of stockholders to increase authorized capital, unless such a meeting was otherwise required by Delaware law or NASDAQ rules. The Board and management believe that these opportunities can develop quickly, which would require the Company to be in a position to take advantage of them in a timely manner. However, we have no present understanding, commitment or agreement to issue the additional shares of common stock resulting from the proposed increase in authorized shares. The following table describes our authorized and available common stock as of March 31, 2019:

Shares
Authorized Common Stock	50,000,000
Common Stock Issued and Outstanding(1)	30,966,649
Shares Reserved for Exchangeable or Convertible Notes(2)	15,595,405
Shares Reserved for ATM Program(3)	1,236,398
Unreserved Authorized Shares Available for Issuance(4)	2,201,548
_________________________________________

(1)	Amount represents common stock issued and outstanding as of March 31, 2019.

(2)
Amount represents shares reserved for issuance upon the conversion of convertible notes or exchange of exchangeable notes. In the event of such conversion or exchange we have the option to pay cash, issue shares of common stock or any combination thereof for the aggregate amount due upon conversion or exchange. Although the Company’s intent is to settle the principal amount of the in cash upon conversion, pursuant to the relevant indentures, we must reserve common stock sufficient to satisfy the conversion or exchange feature.

(3)
Amount represents shares reserved pursuant to an at-the-market equity offering program (the “ATM Program”) we established in August 2018 pursuant to which we may issue and sell shares of Encore’s common stock having an aggregate offering price of $50.0 million in amounts and at times as we determine from time to time.

(4)
As of March 31, 2019, we had approximately (a) 1,290,459 shares to be issued pursuant to outstanding equity awards, assuming issuance of shares based on target performance and (b) options outstanding for 272,348 shares of common stock.

If the Amendment is approved by a majority of shares voting for or against the Amendment at the annual meeting, the Amendment will be effected by filing a Certificate of Amendment with the Delaware Secretary of State. The full text of the amendment to Article Five Paragraph A of our Charter is attached as Appendix A to this proxy statement and is incorporated by reference into this proposal. If the proposed amendment is not approved, then the number of our authorized common stock will remain 50,000,000.
The Amendment will not have any immediate effect on the rights of existing stockholders. However, our Board will have the authority to issue authorized common stock without requiring future stockholder approval of such issuances, except as may be required by applicable law or rules of the Nasdaq Stock Market. Future issuances of common stock or securities convertible into or exchangeable for common stock could have a dilutive effect on our earnings per share, book value per share and the voting power and interest of current stockholders.

If our Board were to increase the number of issued shares of common stock, it could have an anti-takeover effect, although this is not the intent of our Board in proposing the Amendment. For instance, our authorized but unissued common stock could be issued in one or more transactions that would make a change in control of our company more difficult or costly, and less likely. As of the date of this proxy statement, we are not aware of any attempt or plan to obtain control of us.
The holders of our common stock have no preemptive rights, and our Board has no plans to grant such rights with respect to any such shares.

Required Vote
The affirmative vote of a majority of shares voting for or against the Amendment at the annual meeting is required for stockholders to approve and adopt the proposed amendment to our Amended and Restated Certificate of Incorporation.

The Board of Directors recommends a vote FOR the amendment to the Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock.

STOCKHOLDER PROPOSALS AND NOMINATIONS
Pursuant to SEC Rule 14a-8, “Stockholder Proposals,” proposals to be considered for inclusion in our proxy materials for the 2020 annual meeting, must be received at our principal executive offices by December 31, 2019 if our 2020 annual meeting is held within 30 days of June 20, 2020. If, however, our 2020 annual meeting is more than 30 days before or after June 20, 2020, proposals for the meeting must be received by a reasonable time before we print and mail our proxy statement for that meeting. Such proposals may be included in our proxy materials if they comply with requirements as to form and substance established by the SEC.
Under our Bylaws, a stockholder who wishes to nominate directors or bring other business before the 2020 annual meeting of stockholders without including the proposal in our proxy materials for that meeting must notify us no earlier than February 21, 2020 and no later than March 22, 2020, unless, for purposes of a stockholder proposal, the date of the 2020 annual meeting of stockholders is called for a date that is not within 30 days before or after June 20, 2020 (in which event the stockholder must notify us by the tenth day following the day on which the notice of the date of the annual meeting is mailed or public disclosure of the date of the annual meeting is made, whichever first occurs). If the stockholder fails to give notice by this date, then the persons named as proxies in the proxies solicited by the Board for the 2020 annual meeting may exercise discretionary voting power regarding any such proposal.
Additional requirements with respect to stockholder proposals and director nominations are set forth in our Bylaws.

ADDITIONAL INFORMATION

Annual Report on Form 10-K
We are providing with this proxy statement a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which includes financial statements, schedules and a list of Exhibits. Any stockholder of record who wishes to receive an additional copy of the annual report or this proxy statement or any of the Exhibits may (1) call Encore at 858-309-6442 or call toll free at 1-800-579-1639 or (2) mail a request to: Encore Capital Group, Inc., 350 Camino De La Reina, Suite 100, San Diego, CA 92108, Attention: Corporate Secretary, and we will promptly deliver the requested materials to you upon your request.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on June 20, 2019
Our proxy statement and Annual Report on Form 10-K are available at the following website address: www.proxyvote.com

OTHER MATTERS
As of the date of this proxy statement, the Board does not intend to present at the annual meeting any matters other than those described herein and does not presently know of any matters that will be presented by other parties. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

ENCORE CAPITAL GROUP, INC.

Ashish Masih
President and Chief Executive Officer
April 29, 2019

APPENDIX A

Second Certificate of Amendment of
Certificate of Incorporation of
Encore Capital Group, Inc.

FIRST: The name of the corporation (hereinafter referred to as the “Corporation”) is Encore Capital Group, Inc. The corporation was incorporated in the State of Delaware on April 29, 1999 under the original name “MCM Capital Group, Inc.”

SECOND: At a meeting of the Board of Directors of Encore Capital Group, Inc., resolutions were duly adopted setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) of said corporation, declaring said amendment to be advisable and directing that the proposed amendment to be considered at the next annual meeting of the stockholders.

The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of the Corporation be amended by changing Article Five Paragraph A thereof to read in its entirety as follows:

“A. The corporation is authorized to issue two classes of shares of stock to be designated, respectively, “Common Stock” and “Preferred Stock”; the total number of shares of Common Stock that the corporation shall have authority to issue is 75,000,000 and each of such shares shall have a par value of $.01; and the total number of shares of Preferred Stock that the corporation shall have the authority to issue is 5,000,000 and each of such shares shall have a par value of $.01.”

THIRD: Thereafter, pursuant to resolution of its Board of Directors, the annual meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statue were voted in favor of the amendment.

FOURTH: The foregoing amendment was duly adopted in accordance with provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this ________________ day of ________________, 20_____.

Encore Capital Group, Inc.

By:_______________________
Gregory Call
Secretary

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. For Withhold All For All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Michael P. Monaco 02 Ashwini (Ash) Gupta 03 Wendy G. Hannam 04 Laura Newman Olle 05 Francis E. Quinlan 06 Norman R. Sorensen 07 Richard J. Srednicki 08 Richard P. Stovsky 09 Ashish Masih ENCORE CAPITAL GROUP, INC. 350 CAMINO DE LA REINA SUITE 100 SAN DIEGO, CA 92108 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2, 3 and 4. For Against Abstain 2 Non-binding vote to approve the compensation of the Company's named executive officers. 3 Ratification of selection of BDO USA, LLP as independent registered public accounting firm for the fiscal year 2019. 4 Amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of our common stock from 50,000,000 to 75,000,000. NOTE: This Proxy, when properly executed will be voted as specified above. If no specification is made, this Proxy will be voted FOR the election of the above-listed nominees, FOR (in a non-binding vote) PROPOSAL 2, FOR PROPOSAL 3 and FOR PROPOSAL 4. This proxy also confers discretionary authority to vote on such other matters as may come before the annual meeting. The undersigned hereby revokes any proxy or proxies heretofore given to vote such shares at such meeting or at any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report on Form 10-K are available at www.proxyvote.com ENCORE CAPITAL GROUP, INC. ANNUAL MEETING OF STOCKHOLDERS, JUNE 20, 2019 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned acknowledges receipt of the notice of annual meeting of Stockholders to be held on June 20, 2019 and the proxy statement and appoints Ashish Masih and Jonathan C. Clark, or either of them, the proxy of the undersigned, with full power of substitution, to vote all shares of common stock of Encore Capital Group, Inc. that the undersigned is entitled to vote, either on his or her own behalf or on behalf of an entity or entities, at the annual meeting of Stockholders of Encore to be held at JW Marriott Essex House, 160 Central Park South, New York, New York 10019, on June 20, 2019, at 8:00 a.m. Eastern time, and at any adjournment or postponement thereof, and to vote in their discretion on such other business as may properly come before the annual meeting and any postponement or adjournment thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side